UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Bank of America Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 19, 2008

Dear Stockholder:

I am pleased to invite you to the Bank of America Corporation 2008 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., local time, on April 23, 2008, in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina. If you are unable to attend, you will be able to listen to the meeting and view our slide presentation over the Internet at http://investor.bankofamerica.com.

Enclosed are a notice of matters to be voted on at the meeting, our proxy statement, a proxy card and our 2007 Annual Report.

Whether or not you plan to attend, please grant a proxy to vote your shares in one of three ways: via Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card (or, if applicable, in your electronic delivery notice). If you choose to grant a proxy by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is exercised as explained in the proxy statement.

If you plan to attend, please bring the admission ticket attached to your proxy card and photo identification. Also, if your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee confirming your ownership as of the record date.

Sincerely yours,

Kenneth D. Lewis

Chairman, Chief Executive Officer and President

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on April 23, 2008

The Proxy Statement and Annual Report to Stockholders

are available at http://investor.bankofamerica.com

Date:	April 23, 2008
Time:	10:00 a.m., local time
Place:	Belk Theater of the North Carolina Blumenthal Performing Arts Center 130 North Tryon Street, Charlotte, North Carolina 28202

Webcast of the Annual Meeting: You may listen to a live audiocast of the meeting on our website at http://investor.bankofamerica.com at 10:00 a.m., local time, on April 23, 2008.

Items of Business:

•	Elect 16 directors;

•	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008;

•	Consider a stockholder proposal regarding stock options;

•	Consider a stockholder proposal regarding advisory vote on executive compensation;

•	Consider a stockholder proposal regarding determination of CEO compensation;

•	Consider a stockholder proposal regarding cumulative voting;

•	Consider a stockholder proposal regarding independent board chairman;

•	Consider a stockholder proposal regarding special shareholder meetings;

•	Consider a stockholder proposal regarding Equator Principles;

•	Consider a stockholder proposal regarding human rights; and

•	Consider any other business brought before the meeting.

Record Date: You can vote if you were a stockholder of record on February 27, 2008. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of those registered stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Corporate Secretary, Bank of America Corporation, Bank of America Plaza, Charlotte, North Carolina. The list also will be available at the Annual Meeting.

Proxy Voting: Your vote is important. Please submit your proxy as soon as possible via either the Internet, telephone or mail.

By order of the Board of Directors:

Alice A. Herald

Deputy General Counsel

and Corporate Secretary

March 19, 2008

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Bank of America Corporation for the 2008 Annual Meeting of Stockholders (the “Annual Meeting”). In this proxy statement, we refer to the Board of Directors as the “Board” and to Bank of America Corporation as “we”, “us”, “our company”, “Bank of America” or the “Corporation.” This proxy statement is being mailed starting on or about March 19, 2008.

GENERAL INFORMATION

Record Date. Only holders of record at the close of business on February 27, 2008 will be entitled to vote at the Annual Meeting. Holders of the Corporation’s Common Stock (the “Common Stock”) and 7% Cumulative Redeemable Preferred Stock, Series B (the “Series B Stock”), vote together without regard to class except as otherwise required by law.

As of the record date of February 27, 2008, there were 4,455,756,945 shares of Common Stock, and 7,667 shares of Series B Stock entitled to vote at the Annual Meeting. Each share of Common Stock and Series B Stock is entitled to one vote.

Voting By Proxy. Whether or not you plan to attend the Annual Meeting, you may grant a proxy to vote your shares via Internet, telephone or mail as more fully described below:

•	By Internet: Go to www.investorvote.com/bac and follow the instructions. You will need your proxy card or electronic delivery notice to cast your vote.

•	By Telephone: Call 1.800.652.8683 and follow the voice prompts. You will need your proxy card or electronic delivery notice to cast your vote.

•	By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your card and return it in the envelope provided.

If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as follows:

“FOR”:

•	The election to the Board of the 16 nominees named in this proxy statement; and

•	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008;

and “AGAINST” the stockholder proposals regarding:

•	stock options;

•	advisory vote on executive compensation;

•	determination of CEO compensation;

•	cumulative voting;

•	independent board chairman;

•	special shareholder meetings;

•	Equator Principles; and

•	human rights.

If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting proxies to vote in accordance with the Board’s recommendations on any of the above items.

Revoking Your Proxy. You may revoke your proxy at any time before it is exercised by:

•	written notice of revocation to the Corporate Secretary;

•	a properly executed proxy of a later date; or

•	voting in person at the Annual Meeting.

Cost of Proxy Solicitation. We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail or electronic delivery, we also may use some of our associates, who will not be specially compensated, to solicit proxies, either personally or by telephone, facsimile or written or electronic mail. In addition, we have agreed to pay Georgeson Inc. $17,000 plus expenses to assist us in soliciting proxies from banks, brokers and nominees. We also will reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners.

Votes Required to Hold the Annual Meeting. In order to hold the Annual Meeting, a quorum consisting of the holders of a majority of the aggregate voting power of the Common Stock and the Series B Stock must be present in person or represented by proxy at the Annual Meeting. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum is present, even if the shares are not entitled to be voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

Majority Vote Standard for Election of Directors. In October 2006, the Board amended our Bylaws to provide that a nominee for director in an uncontested election shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against his or her election. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the votes cast at the meeting.

If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Guidelines, any director who fails to be elected must offer to resign from the Board. The director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board will publicly disclose its decision regarding the resignation within 90 days after results of the election are certified. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is elected and qualified. If a nominee who is not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee will not become a director and will not serve on the Board as a “holdover director.”

The Board will nominate for re-election only candidates who have tendered irrevocable resignations that will be effective upon: (i) the failure to receive the required vote at the next annual meeting at which they are nominated for re-election; and (ii) Board acceptance of such resignation. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of irrevocable resignation.

Votes Required to Adopt Other Proposals. Approval of each of the other proposals requires the votes cast in favor of each such proposal to exceed the votes cast against such proposal. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any such proposal.

Voting by Associates. If you participate in The Bank of America 401(k) Plan or The Bank of America 401(k) Plan for Legacy Fleet and MBNA and your account has investments in shares of Common Stock, you must provide voting instructions to the plan trustees (either via the proxy card or by Internet or telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, your shares will not be voted. Your voting instructions will be held in strict confidence.

Householding. Unless we have received contrary instructions, we send a single copy of the annual report, proxy statement and notice of annual or special meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps reduce our expenses.

If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below.

If your shares are registered in your own name, please contact our transfer agent and inform them of your request to revoke householding by calling them at 1.800.642.9855 or writing to them at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078. Within 30 days of your revocation, we will send individual documents.

If two or more stockholders residing in the same household individually receive copies of the annual report, proxy statement and notice of annual or special meeting and as a household wish to receive only one copy, you may contact our transfer agent at the address and telephone number listed in the preceding paragraph and request that householding commence as soon as practicable.

If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Electronic Delivery. In addition to householding, we can also reduce our expenses if you elect to receive your annual reports and proxy materials via the Internet. If you request, you can receive email notifications when these documents are available electronically on the Internet. If you have an account maintained in your name at Computershare Investor Services, you may sign up for this service at www.computershare.com/bac.

Questions. If you hold your shares directly, please call Computershare Trust Company at 1.800.642.9855. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker directly.

CORPORATE GOVERNANCE

Commitment to Corporate Governance Best Practices

Bank of America’s business and affairs are managed by or under the direction of the Board. In its oversight of Bank of America, the Board sets the tone for the highest ethical standards and performance of our management, associates and the Corporation as a whole. The Board strongly believes that good corporate governance practices lead to successful business performance. Our corporate governance practices are designed to align the interests of the Board and management with those of our stockholders and to promote honesty and integrity throughout Bank of America. Over the past several years, we have enhanced our corporate governance practices in many important ways, and we continually seek out best practices to promote a high level of performance from the Board and management. The Board has adopted Corporate Governance Guidelines that embody long-standing practices of Bank of America as well as current corporate governance best practices. Highlights of our corporate governance practices are described below.

Corporate Governance Principles, Committee Charters and Code of Ethics

More information about corporate governance may be found on our website at http://investor.bankofamerica.com under the heading Corporate Governance. Information available at this website includes: (i) our Certificate of Incorporation; (ii) our Bylaws; (iii) our Corporate Governance Guidelines; (iv) our Code of Ethics; (v) the charters of each of the committees of the Board; and (vi) our Director Independence Categorical Standards. This information is also available in print free of charge upon written request addressed to: Bank of America Corporation, Attention: Shareholder Relations, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255.

The Board of Directors

The basic responsibility of the Board is to oversee the businesses and affairs of Bank of America. Key responsibilities of the Board and its committees include:

•	monitoring the performance of the Chief Executive Officer;

•	appropriately compensating the Chief Executive Officer and other executives;

•	creating a succession plan for the position of Chief Executive Officer, and reviewing succession plans for other executive officers and senior management;

•	approving our annual and strategic business plans; and

•	establishing a high ethical tone for Bank of America.

Board Evaluation and Education

Each year, the Board and each of its committees evaluate their effectiveness. The Board views self-evaluation as an ongoing process designed to achieve high levels of Board and committee performance.

All new directors participate in our orientation program in their first year as a director. This orientation includes presentations by senior management to familiarize new directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs, conflict policies, Code of Ethics and other policies. The Board also encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation.

Director Independence

The Board is composed at all times of at least a majority of directors who are independent. As described below, the Board has determined that 14 of the Board’s 16 director nominees, or approximately 88%, are independent directors. The Board has adopted categorical standards to assist it in making the annual affirmative determination of each director’s independence status. These Director Independence Categorical Standards (“Categorical Standards”) are attached as Appendix A and posted on our website. A director will be considered “independent” if he or she meets the requirements of the Categorical Standards and the criteria for independence set forth from time to time in the listing standards of the New York Stock Exchange (“NYSE”).

The Board has evaluated the relationships between each current director (and his or her immediate family members and related interests) and Bank of America and its subsidiaries. The Board has affirmatively determined, upon the recommendation of the Corporate Governance Committee, that each of the following directors is independent under the Categorical Standards and the NYSE listing standards: William Barnet, III, Frank P. Bramble, Sr., John T. Collins, Gary L. Countryman, Tommy R. Franks, Monica C. Lozano, Walter E. Massey, Thomas J. May, Patricia E. Mitchell, Thomas M. Ryan, O. Temple Sloan, Jr., Meredith R. Spangler, Robert L. Tillman and Jackie M. Ward.

The Board has determined that Charles K. Gifford and Kenneth D. Lewis do not meet the independence standards. Mr. Lewis is our Chief Executive Officer. Mr. Gifford was employed by Bank of America or a predecessor and receives compensation from the Corporation which exceeds the threshold set forth in the Categorical Standards.

The Board also has evaluated the relationships between Bank of America and its subsidiaries and Paul Fulton and W. Steven Jones (and their immediate family members and related interests). Mr. Fulton retired in 2007. Mr. Jones is not standing for re-election to the Board in 2008. In early 2007 for Mr. Fulton, and in early 2008 for Mr. Jones, the Board affirmatively determined, upon the recommendation of the Corporate Governance Committee, that Mr. Fulton and Mr. Jones were independent under the Categorical Standards and the NYSE listing standards.

In making its independence determinations, the Board considered that in the ordinary course of business the Corporation and its subsidiaries may provide commercial and investment banking, financial advisory and other services to some of the independent directors and to business organizations and individuals associated with them. The Board also considered that in the ordinary course of business some business organizations with which an independent director is associated may provide products and services to the Corporation and its subsidiaries. The Board has determined that, based on the information available to the Board, none of these relationships was material.

Board Attendance and Annual Meeting Policy

Directors are expected to attend our annual meeting of stockholders, board meetings and meetings of the committees on which they serve. They are also expected to prepare for meetings in advance and to dedicate the time at each meeting as necessary to properly discharge their responsibilities. Informational materials, useful in preparing for meetings, are distributed in advance of each meeting. In 2007, there were nine meetings of the Board, and each of the directors except Mr. Bramble attended at least 75% of the meetings of the Board and committees on which he or she served. Due to illness and a death in his family, Mr. Bramble attended 73% of the meetings of the Board and committees on which he served. In addition, all of the members of the Board, consistent with our policy, attended our 2007 Annual Meeting of Stockholders.

Lead Director

In April 2006, the Board amended our Corporate Governance Guidelines to provide for an independent Lead Director. At that time Mr. Sloan was elected by the independent directors to serve as Lead Director for a one-year term. In April 2007, Mr. Sloan was re-elected to serve for another one-year term. The Board periodically considers its structure and the role of the Lead Director.

The Lead Director’s duties include: chairing meetings of the non-management directors, acting as a liaison between the independent directors and the Chairman of the Board, approving meeting agendas, and providing an important communication link between the other independent directors and our stockholders. The Lead Director also has the authority to call additional meetings of the independent directors as appropriate.

As Lead Director, Mr. Sloan regularly communicates with our Chief Executive Officer on a variety of issues including business strategy and succession planning.

Executive Sessions of the Board

Our non-management directors meet in executive session at each regular Board meeting. Our Lead Director chairs these executive sessions. In addition, if at any time the group of non-management directors includes directors who are not independent under the NYSE listing standards and our Director Independence Categorical Standards, the independent directors will meet alone in executive session at least once a year.

Board Committee Membership and Meetings

During 2007, the Board had five standing committees: Asset Quality, Audit, Compensation and Benefits, Corporate Governance and Executive. The Compensation and Benefits Committee was formerly named the Compensation Committee. Its name has been changed to better reflect the full scope of its responsibilities. All of the members of the committees are nominated by the Corporate Governance Committee and appointed by the Board.

The table below provides membership information for each of the Board’s committees.

2007/2008 Bank of America Committee Composition

Director Name	Asset Quality Committee	Audit Committee	Compensation and Benefits Committee	Corporate Governance Committee	Executive Committee
William Barnet, III		X
Frank P. Bramble, Sr.	X
John T. Collins		X
Gary L. Countryman					X
Tommy R. Franks		X
Charles K. Gifford					X
W. Steven Jones	X
Kenneth D. Lewis					X
Monica C. Lozano	X
Walter E. Massey		X
Thomas J. May		X*
Patricia E. Mitchell			X	X
Thomas M. Ryan			X	X*
O. Temple Sloan, Jr.**			X*	X	X*
Meredith R. Spangler			X	X
Robert L. Tillman	X
Jackie M. Ward	X*
*	Committee Chairman
**	Lead Director

In addition, the Board has made, subject to election of the director nominees by the stockholders at the Annual Meeting, the following committee assignments to be effective as of the Annual Meeting:

2008/2009 Bank of America Committee Composition

Director Name	Asset Quality Committee	Audit Committee	Compensation and Benefits Committee	Corporate Governance Committee	Executive Committee
William Barnet, III		X
Frank P. Bramble, Sr.	X
John T. Collins		X
Gary L. Countryman					X
Tommy R. Franks		X
Charles K. Gifford					X
Kenneth D. Lewis					X
Monica C. Lozano	X
Walter E. Massey		X
Thomas J. May		X*
Patricia E. Mitchell			X	X
Thomas M. Ryan			X	X*
O. Temple Sloan, Jr.**			X*	X	X*
Meredith R. Spangler			X	X
Robert L. Tillman	X
Jackie M. Ward	X*
*	Committee Chairman
**	Lead Director

While each committee has its own charter and designated responsibilities, the committees act on behalf of the entire Board and regularly report on their activities to the entire Board. The committee charters are posted on our website and key information about each committee is described below.

Asset Quality Committee. The Asset Quality Committee currently consists of five directors. During 2007, the Committee held six meetings. Duties of the Asset Quality Committee include:

•	reviewing asset quality trends and performance;

•	monitoring management’s adherence to prudent and sound credit policies and practices;

•	reviewing credit concentrations, credit risk inherent in selected products and businesses, country risk and loan loss reserves;

•	reviewing adequacy of the allowance for loan and lease losses and related written policies and procedures;

•	reviewing market risk reports; and

•	approving credit risk policies and management disciplines as required by the Basel II accord or other regulatory requirements.

Audit Committee. The Audit Committee currently consists of five directors, all of whom are independent under the NYSE listing standards, the Director Independence Categorical Standards and Securities and Exchange Commission (“SEC”) rules and regulations applicable to audit committees. The Board has determined that Mr. Barnet and Mr. May qualify as Audit Committee Financial Experts. During 2007, the Audit Committee held twelve meetings. Duties of the Audit Committee include the following:

•	reviewing annually the scope of the proposed internal audit, external audit and credit review activities, as well as the actual coverage of those activities;

•	discussing the contents of our annual and quarterly consolidated financial statements with management, the independent registered public accounting firm and the general auditor;

•	appointing or terminating, determining the compensation of, and evaluating the quality and independence of, the independent registered public accounting firm;

•	pre-approving the scope of services provided by and fees paid to the independent registered public accounting firm for audit, audit-related and permitted non-audit-related services;

•	overseeing the corporate audit function;

•

reviewing the scope and content of examinations of the Corporation by banking and other regulatory agencies and reporting their conclusions to the Board, including comments as to the suitability of necessary corrective action taken, and to the response made to the regulators; and

•	reviewing with management and the Corporation’s General Counsel the nature and status of significant legal matters.

Compensation and Benefits Committee. The Compensation and Benefits Committee currently consists of four directors, including our Lead Director, all of whom are independent under the NYSE listing standards and our Director Independence Categorical Standards. During 2007 the Compensation and Benefits Committee held five meetings. Duties of the Committee include:

•	overseeing the establishment, maintenance and administration of our compensation and benefits programs;

•	reviewing our performance and approving the compensation of our executive officers, and subject to further approval by the Board, our Chief Executive Officer’s compensation; and

•	making recommendations to the Board on director compensation.

The Committee may create subcommittees with authority to act on the Committee’s behalf. The Committee has delegated to the Stock Plan Award Subcommittee (which consists of the chairman of the Committee) the Committee’s authority to make awards and determine the terms and conditions of stock options, stock appreciation rights and restricted stock awards (both shares and units) under the Bank of America Corporation 2003 Key Associate Stock Plan (the “Key Associate Stock Plan”) that was most recently approved by stockholders in April 2006. However, this delegation of authority does not extend to awards to our executive officers.

The Committee may delegate to management certain of its duties and responsibilities, including with respect to the adoption, amendment, modification or termination of benefit plans and with respect to the awards of stock options under certain stock plans. Significant delegations made by the Committee include the following:

•	The Management Compensation Committee has the authority to direct the compensation for all of our associates and officers except for those persons serving as our executive officers.

•	The Corporate Benefits Committee has responsibility for substantially all of our employee benefit plans.

•

The Chief Administrative Officer has the authority to make awards of stock options and stock appreciation rights under the Key Associate Stock Plan to other associates who are not executive officers, provided the awards are on terms and conditions that have been pre-approved by the Committee or the Stock Plan Award Subcommittee.

The Committee actively engages in its duties and follows procedures intended to ensure excellence in the governance of our pay-for-performance mandate:

•

The Committee regularly meets throughout the year. Generally at each meeting it reviews: (i) executive officer and director stock ownership levels; (ii) year-to-date financial performance versus plan; (iii) year-to-date and multi-year performance versus competitor group performance; (iv) stock plan usage and effect on dilution relative to our competitor group; (v) each executive officer’s target total compensation for the year; and (vi) other topics as appropriate.

•

At least once a year, the Committee reviews each executive officer’s total compensation package, including base salary, cash and stock incentive awards, accumulated realized and unrealized stock option and restricted stock gains, qualified and nonqualified retirement and deferred compensation benefit accruals and the incremental cost to us of all perquisites. The Committee utilizes, and makes available to the full Board, an executive compensation statement, or “tally sheet,” for each executive officer for this purpose.

•

The Committee members receive materials for meetings in advance and participate in individual premeetings with management to review the materials. If resolutions to consider new or amended plans or agreements are included, the Committee members receive when possible advance copies of the actual plan documents or agreements under consideration with appropriate summaries.

•

The Committee retains a compensation consultant, which it meets with regularly without the presence of management. In addition, the chairman of the Committee regularly meets alone with the compensation consultant.

•	The Committee regularly meets in executive session without the presence of management or the compensation consultant.

•	The Committee reports on its meetings to the full Board. After a performance review, the Board approves the total annual compensation awards for our Chief Executive Officer.

The form and amount of compensation paid to our non-employee directors is reviewed from time to time by the Committee. Competitive data is reviewed for the same competitor groups that are used in making compensation decisions for our executive officers. Any changes to director compensation are recommended by the Committee to the Board for approval.

Our executive officers are not engaged directly with the Committee in setting the amount or form of executive officer or director compensation. However, as part of the annual performance review for our executive officers other than the Chief Executive Officer, the Committee considers the Chief Executive Officer’s perspective on each executive officer’s individual performance and compensation as well as the performance of our various business segments, taking into account a number of factors such as revenue and operating net income growth, performance relative to competitors and quality of earnings.

We operate a large company in a dynamic, competitive global environment, and the Committee has responsibility for our global compensation and benefit programs that support this business. To perform its duties, the Committee requires assistance from a compensation consultant who has broad skills and experience, including experience with global compensation and benefits programs, and who has sufficient resources to meet our needs. The Committee has the sole authority and responsibility under its charter to approve the engagement of any such compensation consultant.

In addition to possessing the necessary skill, experience and resources to meet our needs, the consultant must have no relationship with us that would interfere with its ability to provide independent advice. The Committee reviews any relationships between management and the consultant, as well as the amount of work performed for us by the consultant in areas other than executive officer and director compensation. Given that there are a limited number of compensation consultants with the broad skills, experience and resources necessary to support a company of our size and global scope, the Committee believes that its compensation consultant may have other relationships with us, so long as those relationships do not interfere with its ability to provide independent advice to the Committee. If the compensation consultant provides services to us other than in connection with the evaluation of director, chief executive officer or senior executive compensation and benefits, the Committee will approve the annual amount of aggregate fees permitted for such other services.

The Committee engaged Towers Perrin to serve as its compensation consultant for 2007. In this capacity, Towers Perrin assisted the Committee by providing external market and performance comparisons, advising the Committee with respect to executive officer, Chief Executive Officer, and director compensation, providing analysis and advice concerning equity plan design issues, and assisting on other issues from time to time. Representatives from Towers Perrin attended all of the Committee meetings in 2007.

Towers Perrin also provides other services to us in the areas of global retirement and healthcare benefits, for which the Committee has oversight responsibility. In addition, Towers Perrin provides a small amount of services in other areas. The Committee took these services into account when it retained Towers Perrin to serve as its compensation consultant and concluded that these other relationships with us would not interfere with Towers Perrin’s ability to provide independent advice to the Committee. The Committee has approved an annual amount of aggregate fees for Towers Perrin for all services, and at least annually the Committee reviews the services performed by, and the actual fees paid to, the firm.

Corporate Governance Committee. The Corporate Governance Committee currently consists of four directors, including our Lead Director, all of whom are independent under the NYSE listing standards and the Director Independence Categorical Standards. During 2007, the Corporate Governance Committee held four meetings. Duties of the Corporate Governance Committee include:

•	identifying individuals qualified to become Board members, and recommending to the Board, consistent with criteria approved by the Board, director nominees;

•	recommending our Corporate Governance Guidelines, Code of Ethics, insider trading policy and other corporate governance policies to the Board;

•	leading the Board and its committees in their annual self-evaluation and the annual review of the Board’s performance;

•	recommending committee appointments to the Board;

•	recommending a successor in the event of a vacancy in the office of the Chief Executive Officer, together with the Executive Committee;

•	overseeing the director education program; and

•	recommending changes to our charter documents.

Executive Committee. The Executive Committee currently consists of four directors, including our Lead Director. During 2007, the Executive Committee held five meetings although it has only one regularly scheduled meeting per year. The Executive Committee has the power to act on behalf of the Board between regular Board meetings. The Executive Committee reports its actions to the full Board at the next regular meeting.

Identifying and Evaluating Nominees for Director

The Corporate Governance Committee is responsible for evaluating candidates and recommending proposed director nominees to the Board. The Corporate Governance Committee will consider candidates proposed or suggested by Board members, management, third party search firms retained by the Corporate Governance Committee and stockholders. The Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates whether proposed by Board members, management, third party search firms or stockholders.

Our Corporate Governance Guidelines set forth the standards for evaluating candidates as director nominees. The Corporate Governance Committee and the Board consider the overall experience and expertise represented by the Board as well as the qualification of each candidate. Specifically, the standards for evaluating candidates are as follows:

•	at least a majority of the Board must be composed of independent directors;

•	candidates shall be capable of working in a collegial manner with persons of diverse educational, business and cultural backgrounds;

•	candidates shall be individuals of the highest character and integrity who possess significant experience or skills that will benefit Bank of America;

•	candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties or violate any applicable laws or regulations; and

•

candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities, and shall have a desire to represent the interests of all stockholders.

In addition, a director who has reached the age of 72 will not be nominated for election to the Board. A director who changes his or her principal occupation shall offer to resign, and the Corporate Governance Committee, along with the Chairman of the Board, will determine whether to accept such resignation. Management directors will resign from the Board when they leave their officer positions.

Any stockholder recommending a candidate to be considered by the Corporate Governance Committee for nomination at an annual meeting of stockholders must submit the proposal in writing by no later than October 15th of the preceding year. The proposal must include the following:

•	the name and address of the stockholder;

•	a representation that the stockholder is a holder of Bank of America’s voting stock (including the number and class of shares held);

•

a description of all arrangements or understandings among the stockholder and the candidate and any other person or persons (naming such person or persons) pursuant to which the recommendation is made by the stockholder;

•

a statement signed by the candidate recommended by the stockholder acknowledging that the candidate will serve if elected by the stockholders and will comply with our Bylaws, Code of Ethics, Corporate Governance Guidelines and any other applicable rule, regulation, policy or standard of conduct applicable to the Board and its members; and

•	a description of the candidate’s background and experience and the reasons why he or she meets the standards for director nominees set forth in our Corporate Governance Guidelines.

In October 2006, our Corporate Governance Guidelines were amended to provide that the Board shall nominate for election or re-election as directors only candidates who agree to tender, following the annual meeting at which they are elected or re-elected as directors, irrevocable resignations that will be effective upon: (i) the failure to receive the required vote at the next annual meeting at which they are nominated for re-election; and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of irrevocable resignation tendered by other directors in accordance with our Corporate Governance Guidelines.

Communications with the Board of Directors

The Board has established a process for stockholders and other interested parties to communicate with non-management members of the Board or a specific committee. Parties may send a letter to Bank of America Corporation, Attention: Corporate Secretary, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255. For further information, refer to “Contact the Board” on our website.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all of our directors, officers and associates, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Ethics embodies our commitment to the highest standards of ethical and professional conduct. All directors, officers and associates are required to annually certify that they have read and complied with the Code of Ethics. The Code of Ethics consists of basic standards of business practice as well as professional and personal conduct. We intend to post any amendments to the Code of Ethics, or waivers thereof (to the extent applicable to the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer), on our website.

Charitable Giving and Political Contributions

The Board annually reviews a report on our charitable giving and political contribution programs. Information regarding our policy on political contributions and activities can be found in our “Corporate Political Contributions Policy Statement”, which is posted on our website.

Director Compensation

Mr. Lewis is our sole employee director and he does not receive any compensation for his services as a director. We provide the following elements of annual compensation for our non-employee directors:

•	cash award in the amount of $80,000;

•	restricted stock award in the amount of $160,000;

•	retainer in the amount of $30,000 for the Lead Director;

•	retainer in the amount of $30,000 for the chairman of the Audit Committee; and

•	retainer in the amount of $20,000 for the chairman of each of the Asset Quality, Compensation and Benefits and Corporate Governance Committees.

The annual restricted stock award is provided under the Bank of America Corporation Directors’ Stock Plan (the “Directors’ Stock Plan”) and is subject to a one-year vesting requirement. The number of shares awarded equals the dollar value of the award divided by the closing price of our Common Stock on the grant date, rounded down to the next whole share, with cash payable for any fractional share.

Non-employee directors can elect to defer all or any portion of their compensation through the Bank of America Corporation Director Deferral Plan (the “Director Deferral Plan”). If a director elects to defer any portion of the annual restricted stock award, we credit a “stock account” with a number of whole and fractional “stock units” of equal value, with each stock unit having the same value as our Common Stock. These stock units are subject to the same one-year vesting requirement that applies under the Directors’ Stock Plan. Directors can choose to have their annual cash award, as well as any Lead Director or chairman annual retainer, deferred either into the stock account or a “cash account.” We credit the stock account with dividend equivalents in the form of additional stock units and credit the cash account with interest at a long-term bond rate. Following retirement from the Board, a non-employee director receives the balances of his or her stock account (to the extent vested) and cash account in a single lump sum cash payment or in 5 or 10 annual cash installments per the director’s prior election. Because stock units are not actual shares of our Common Stock, they do not have any voting rights.

The following table presents the compensation we paid, accrued or expensed with respect to our non-employee directors for their services in 2007:

		Stock Awards
Director	Fees Earned or Paid in Cash ($) (1)	2007 Stock Awards ($) (2)	Other Stock-Based Accounting Adjustments ($) (3)	Total Stock Awards ($) (4)	All Other Compensation ($)	Total ($)
William Barnet, III	80,000	160,000	0	160,000	0	240,000
Frank P. Bramble, Sr.	80,000	160,000	(29,483)	130,517	0	210,517
John T. Collins	80,000	160,000	0	160,000	0	240,000
Gary L. Countryman	0	240,000	(29,483)	210,517	0	210,517
Tommy R. Franks	80,000	160,000	(29,483)	130,517	0	210,517
Paul Fulton (retired)	0	0	0	0	0	0
Charles K. Gifford (5)	0	240,000	(25,391)	214,609	1,635,722	1,850,331
W. Steven Jones	0	240,000	(29,483)	210,517	0	210,517
Monica C. Lozano	80,000	160,000	(29,483)	130,517	0	210,517
Walter E. Massey	80,000	160,000	(29,483)	130,517	0	210,517
Thomas J. May	0	270,000	(29,483)	240,517	0	240,517
Patricia E. Mitchell	80,000	160,000	(29,483)	130,517	0	210,517
Thomas M. Ryan	0	260,000	(29,483)	230,517	0	230,517
O. Temple Sloan, Jr.	130,000	160,000	0	160,000	0	290,000
Meredith R. Spangler	0	240,000	(29,483)	210,517	0	210,517
Robert L. Tillman	80,000	160,000	(29,483)	130,517	0	210,517
Jackie M. Ward	0	260,000	(29,483)	230,517	0	230,517

(1)	The amounts in this column represent the following two items:

•

amounts actually paid in cash during 2007 comprised of: (i) the annual cash award paid in connection with the 2007 Annual Meeting of Stockholders; and (ii) Lead Director and chairman retainers paid in 2007; and

•	the cash amounts otherwise payable in 2007 described above that were deferred into the director’s cash account under the Director Deferral Plan.

This column does not include any such cash awards that were deferred under the Director Deferral Plan into a director’s stock account. Those amounts are instead reflected in the “2007 Stock Awards” column.

(2)	The amounts in this column are made up of the following two items:

•	the grant date fair value of restricted stock awards granted on April 25, 2007, in the amount of $160,000, whether or not such awards were deferred under the Director Deferral Plan; and

•

the value of stock units credited to a director’s stock account during 2007 related to a cash award otherwise payable during 2007 that the director elected to defer into the director’s stock account under the Director Deferral Plan.

(3)	Amounts in this column represent the change in fair value recognized during 2007 for unvested stock units credited under the Director Deferral Plan (which generally are stock units credited in April 2006 and 2007). These amounts generally will be positive in years in which our stock price goes up and negative in years, like last year, when our stock price goes down. Using the same approach, the change in fair value recognized during 2007 for vested stock units credited under the Director Deferral Plan (which generally are stock units credited in years prior to 2006) was as follows: William Barnet, III – ($93,821); Frank P. Bramble, Sr. – ($29,787); John T. Collins – $0; Gary L. Countryman – ($140,732); Tommy R. Franks – ($29,787); Paul Fulton – ($134,442); Charles K. Gifford – ($13,532); W. Steven Jones – ($104,169); Monica C. Lozano – ($29,787); Walter E. Massey – ($282,469); Thomas J. May – ($166,350); Patricia E. Mitchell – ($129,435); Thomas M. Ryan – ($154,765); O. Temple Sloan, Jr. – ($26,419); Meredith R. Spangler – ($503,769); Robert L. Tillman – ($59,858); and Jackie M. Ward – ($522,558).

(4)	The amounts in this column are the sum of the amounts under “2007 Stock Awards” and “Other Stock-Based Accounting Adjustments.” As of December 31, 2007, our non-employee directors held the following number of unexercised stock options and the following number of unvested shares of restricted stock or unvested stock units:

Director	Unexercised Options (#)	Unvested Shares of Restricted Stock or Stock Units (#)
William Barnet, III	0	3,123
Frank P. Bramble, Sr.	0	3,123
John T. Collins	0	3,123
Gary L. Countryman	5,260	3,123
Tommy R. Franks	0	3,123
Paul Fulton (retired)	8,000	0
Charles K. Gifford	0	3,123
W. Steven Jones	0	3,123
Monica C. Lozano	0	3,123
Walter E. Massey	8,000	3,123
Thomas J. May	5,260	3,123
Patricia E. Mitchell	8,000	3,123
Thomas M. Ryan	0	3,123
O. Temple Sloan, Jr.	8,000	3,123
Meredith R. Spangler	8,000	3,123
Robert L. Tillman	0	3,123
Jackie M. Ward	8,000	3,123

(5)	Mr. Gifford entered into a Retirement Agreement with us in connection with his retirement as an associate effective January 31, 2005. The agreement remains in effect for a five-year initial period and is renewable annually thereafter, but ends earlier in the case of Mr. Gifford’s death. Under the agreement, Mr. Gifford provides consulting services as requested by us, including advice to the Bank of America Foundation regarding philanthropic activities in the Northeast and to the Northeast marketing executive regarding our initiatives in that market. Mr. Gifford also acknowledged that his retirement did not constitute a termination for “good reason” under his prior FleetBoston Financial Corporation (“FleetBoston”) change in control agreement (which agreement was previously disclosed in the joint proxy statement-prospectus relating to the Bank of America and FleetBoston merger and in other public filings of FleetBoston) and gave a general release of claims.

In consideration for his consulting services and other agreements, Mr. Gifford receives: (i) a $50,000 retainer for each of the first five years of the agreement; (ii) use of company-provided aircraft for up to 120 hours per year for each of the first five years of the agreement and up to 100 hours per year for any additional year the agreement remains in effect thereafter; and (iii) office space (for as long as he requests) and secretarial support (for the first five years of the agreement, renewable annually thereafter) that is both reasonable and appropriate in size and scope.

For 2007, the value of these benefits equaled the following: (i) $50,000 in consulting fees; (ii) $1,009,481 in aircraft usage (which is the amount paid to a third party vendor); and (iii) $231,533 in office and administrative support. In addition, we paid Mr. Gifford a tax gross-up in the amount of $344,708 related to his use of company-provided aircraft. We did this because in 2006 we began imputing income for personal use of company-provided aircraft using a third-party “charter” value, rather than the more common IRS-approved Standard Industry Fare Level (SIFL). By changing to the charter value, we made it more expensive for our executive officers to use company-provided aircraft for personal travel. However, this change also made the aircraft usage for Mr. Gifford more expensive, which was not the intent when the Retirement Agreement was originally entered into. The tax gross-up represents the difference in the taxes Mr. Gifford is required to pay using charter values versus what he would have had to pay had we continued using SIFL values.

Upon his retirement as an associate, Mr. Gifford became entitled to receive compensation as a non-employee director as more fully described above.

Stock Ownership Requirements for Directors. We have formal stock ownership requirements that apply to our non-employee directors. Under these requirements, each non-employee director is required to own and hold a minimum of 10,000 shares of our Common Stock. All full value shares beneficially owned are included in the calculation. New non-employee directors have up to five years to achieve compliance. All non-employee directors who have served on the Board five years comply with our requirements. Non-employee directors cannot sell the restricted stock they receive as compensation (except as necessary to pay taxes upon vesting) until termination of their service.

ITEM 1: ELECTION OF DIRECTORS

The Board has nominated each of the following individuals for election at the Annual Meeting. Each director elected will serve until the next annual meeting of stockholders when his or her successor has been duly elected and qualified, or until the director’s earlier resignation or removal. If any nominee is unable to stand for election for any reason, the persons appointed to vote the proxies may vote at the Annual Meeting for another person proposed by the Board, or the number of directors constituting the Board may be reduced.

If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Guidelines, any director who fails to be elected must offer to resign from the Board. The director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board will publicly disclose its decision regarding the resignation within 90 days after results of the election are certified. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is elected and qualified. If a nominee who is not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee will not become a director and will not serve on the Board as a “holdover director.”

The Nominees

Set forth below are each nominee’s name, principal occupation and five year business history.

The Board recommends a vote “FOR” all of the nominees listed below for election as directors (Item 1 on the proxy card).

WILLIAM BARNET, III (65), Chairman, President and Chief Executive Officer, The Barnet Company, Spartanburg, South Carolina, a real estate and other investments firm. He has been in his present position since 2001 and has been President of Barnet Development Corporation, a real estate investment firm, since 1990. He has also served as Chairman of William Barnet & Son, LLC, a synthetic fiber processing company, from 2001 to 2006, and served as Chief Executive Officer from 2000 to 2001. He served as President and Chief Executive Officer of William Barnet & Son, Inc. from 1976 to 2000. He has been the Mayor of Spartanburg, South Carolina since 2002. He has been a director of the Corporation since April 2004 and is a member of the Audit Committee. He also serves as a director of Duke Energy Corporation.

FRANK P. BRAMBLE, SR. (59), Former Executive Officer, MBNA Corporation, Wilmington, Delaware. He served as an advisor to the Executive Committee of MBNA Corporation, a financial services company, from April 2005 to December 2005 when it was acquired by the Corporation. Prior to that time, he had served as Vice Chairman of MBNA from July 2002 to April 2005. He also served as a director of Allfirst Financial, Inc. and Allfirst Bank from April 1994 to May 2002, and from December 1999 to May 2002 as Chairman of the Board. He has been a director of the Corporation since January 2006 and is a member of the Asset Quality Committee.

JOHN T. COLLINS (61), Chief Executive Officer, The Collins Group, Inc., Boston, Massachusetts, a venture capital, private equity investments and management firm. He has been in his present position since 1995. He has been a director of the Corporation since April 2004 and is a member of the Audit Committee.

GARY L. COUNTRYMAN (68), Chairman Emeritus and Director, Liberty Mutual Group, Boston, Massachusetts, an international and property and casualty insurance company. He served as Chairman of Liberty Mutual Group from 1986 to 2000. He also served as Chief Executive Officer from 1986 to 1998. He has been a director of the Corporation since April 2004 and is a member of the Executive Committee. He also serves as a trustee of NSTAR and a director of CBS Corporation.

TOMMY R. FRANKS (62), Retired General, United States Army, Roosevelt, Oklahoma. General Franks has operated Franks & Associates, LLC, a private consulting firm, since 2003. He served in the United States Army from 1965 to 2003. In August 2003, he retired as a four star general. He has been a director of the Corporation since January 2006 and is a member of the Audit Committee.

CHARLES K. GIFFORD (65), Former Chairman, Bank of America Corporation, Charlotte, North Carolina. He served as Chairman of the Corporation from April 2004 until January 2005. Prior to that time, he had served as Chairman and Chief Executive Officer of FleetBoston since 2002. He also served as President and Chief Executive Officer of FleetBoston from 2001 to 2002 and President and Chief Operating Officer from 1999 to 2001. He has been a director of the Corporation since April 2004 and is a member of the Executive Committee. He also serves as a trustee of NSTAR and a director of CBS Corporation.

KENNETH D. LEWIS (60), Chairman, Chief Executive Officer and President, Bank of America Corporation, Charlotte, North Carolina. He has served as Chief Executive Officer since April 2001, President since July 2004 and Chairman since February 2005. He previously served as Chairman from April 2001 to April 2004 and President from January 1999 to April 2004. He also served as Chief Operating Officer from October 1999 to April 2001. He also serves as Chairman, Chief Executive Officer, President and a director of Bank of America, N.A. He has been a director of the Corporation since 1999 and is a member of the Executive Committee.

MONICA C. LOZANO (51), Publisher and Chief Executive Officer, La Opinion, Los Angeles, California, the largest Spanish-language newspaper in the United States. She has been in her present position since January 2004. In addition, she has served as Senior Vice President of ImpreMedia, LLC, the parent of La Opinion, since January 2004. From 2000 to 2004, Ms. Lozano served as President and Chief Operating Officer of Lozano Enterprises. She also served as a member of the Board of Regents of the University of California since December 2001, and as trustee of the University of Southern California since 1991. She has been a director of the Corporation since April 2006 and is a member of the Asset Quality Committee. She also serves as a director of California HealthCare Foundation and The Walt Disney Company.

WALTER E. MASSEY (69), President Emeritus, Morehouse College, Atlanta, Georgia. He served as President of Morehouse College from August 1995 to June 2007. He has been a director of the Corporation since 1998 and is a member of the Audit Committee. He also serves as a director of BP p.l.c., Delta Air Lines, Incorporated and McDonald’s Corporation.

THOMAS J. MAY (60), Chairman, President, Chief Executive Officer and Trustee, NSTAR, Boston, Massachusetts, an energy utility company. He has served as President of NSTAR and its subsidiaries since 2002 and as Chairman, Chief Executive Officer and Trustee since 1999. He has been a director of the Corporation since April 2004 and is chairman of the Audit Committee.

PATRICIA E. MITCHELL (65), President and Chief Executive Officer, The Paley Center for Media, New York, New York. She has served in her present position since March 2006. Prior to that time, she had served as President and Chief Executive Officer of Public Broadcasting Service from March 2000 to March 2006. She also has served as President of CNN Productions and Time Inc. Television, a division of Time Warner, Inc. She has been a director of the Corporation since 2001 and is a member of the Compensation and Benefits and Corporate Governance Committees. She also serves as a director of SunMicro Systems, Incorporated.

THOMAS M. RYAN (55), Chairman, President and Chief Executive Officer, CVS/Caremark Corporation, Woonsocket, Rhode Island, an integrated provider of pharmacy and related healthcare services. He has served as President and Chief Executive Officer since May 1998 and as Chairman since April 1999. He has been a director of the Corporation since April 2004 and is chairman of the Corporate Governance Committee and a member of the Compensation and Benefits Committee. He also serves as a director of Yum! Brands, Inc.

O. TEMPLE SLOAN, JR. (69), Chairman and Chief Executive Officer, General Parts International, Inc., Raleigh, North Carolina, a distributor of automotive replacement parts. He has been a director of the Corporation since 1996. He is the Corporation’s Lead Director and is chairman of the Compensation and Benefits and Executive Committees and a member of the Corporate Governance Committee. He also serves as Chairman of the Board of Highwoods Properties, Inc. and as a director of Lowe’s Companies, Inc.

MEREDITH R. SPANGLER (70), Trustee and Board Member, Charlotte, North Carolina. She is a director of C. D. Spangler Construction Company and Chairman of the Board of the C. D. Spangler Foundation. She served on the Wellesley College Board of Trustees from 1989 to June 2007. She has been a director of the Corporation since 1988 and is a member of the Compensation and Benefits and Corporate Governance Committees.

ROBERT L. TILLMAN (64), Former Chairman and CEO Emeritus, Lowe’s Companies, Inc., Mooresville, North Carolina, a home improvement retailer. He served as Chairman and Chief Executive Officer of Lowe’s Companies, Inc. from January 1998 until January 2005. He has been a director of the Corporation since April 2005 and is a member of the Asset Quality Committee.

JACKIE M. WARD (69), Retired Chairman/CEO, Computer Generation, Inc., Atlanta, Georgia, a telecommunications software company. She served as Chairman of Computer Generation Inc., from May 2000 to December 2000 and as Chairman, President and Chief Executive Officer from October 1968 to May 2000. She has been a director of the Corporation since 1994 and is chairman of the Asset Quality Committee. She also serves as a director of Equifax, Inc., Flowers Foods, Inc., Sanmina-SCI Corporation, SYSCO Corporation and Wellpoint, Inc.

STOCK OWNERSHIP

As of December 31, 2007, we had two classes of voting securities: the Common Stock and the Series B Stock. As of that date, we did not know of any person who beneficially owned 5% or more of the Common Stock. The following table sets forth, as of December 31, 2007, information regarding the sole holder known to us to beneficially own more than 5% of the Series B Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Carolyn C. Glassman & Albert Irl Dubinsky TR UA Apr 8 82 Carolyn Glassman Trust 1815 Locust Street St. Louis, MO 63103	2,018 shares	26%

(1)	All shares of Series B Stock indicated in the above table are subject to the sole investment and voting power of the named individuals.

As of December 31, 2007, no director, nominee or executive officer of the Corporation owned any shares of the Series B Stock.

The following table sets forth information as of December 31, 2007 with respect to the beneficial ownership of Common Stock by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; and (iii) all directors, nominees and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)(5)
William Barnet, III (6)	144,837
Frank P. Bramble, Sr.	93,568
Amy Woods Brinkley (7)	2,159,976
John T. Collins (8)	149,881
Gary L. Countryman (9)	65,703
Barbara J. Desoer (10)	1,736,831
Tommy R. Franks	17,867
Charles K. Gifford (11)	340,139
W. Steven Jones	15,624
Kenneth D. Lewis (12)	4,477,194
Monica C. Lozano	7,888
Walter E. Massey (13)	46,687
Thomas J. May (14)	59,840
Liam E. McGee (15)	849,421
Patricia E. Mitchell	28,064
Brian T. Moynihan (16)	986,783
Joe. L. Price (17)	878,444
Thomas M. Ryan (18)	55,103
O. Temple Sloan, Jr. (19)	206,803
Meredith R. Spangler (20)	32,074,847
R. Eugene Taylor (21)	2,150,968
Robert L. Tillman	30,446
Jackie M. Ward	88,017
All directors, nominees and executive officers as a group (24 persons) (22)	47,228,822

(1)	Each director, nominee and executive officer beneficially owned less than 1% of the shares of Common Stock outstanding. All directors, nominees and executive officers as a group beneficially owned approximately 1.06% of the shares of Common Stock outstanding.

(2)	All shares of Common Stock indicated in the table are subject to the sole voting and investment power of the directors, nominees and executive officers, except as otherwise set forth in the footnotes below.

(3)	Includes the following number of units of Common Stock equivalents credited to the following non-employee directors under the Director Deferral Plan as of December 31, 2007: Mr. Barnet, 11,155 units; Mr. Bramble, 6,888 units; Mr. Countryman, 20,015 units; Mr. Franks, 6,888 units; Mr. Gifford, 4,873 units; Mr. Jones, 15,624 units; Mrs. Lozano, 6,888 units; Dr. Massey, 36,978 units; Mr. May, 22,991 units; Ms. Mitchell, 18,754 units; Mr. Ryan, 21,665 units; Mr. Sloan, 3,146 units; Mrs. Spangler, 63,223 units; Mr. Tillman, 10,446 units; Ms. Ward, 65,440 units; and all directors as a group, 314,974 units. These units, which are held in individual accounts in each director’s name, will be paid in cash upon the director’s retirement to the extent vested based on the fair market value of the Common Stock at that time. See “Corporate Governance—Director Compensation.”

(4)	Includes restricted stock units awarded under the Key Associate Stock Plan (or its predecessor, the Bank of America Corporation Key Employee Stock Plan), as of December 31, 2007, to the following named executive officers: Ms. Brinkley, 223,333 units; Ms. Desoer, 223,278 units; Mr. Lewis, 1,320,845 units; Mr. McGee, 247,990 units; Mr. Moynihan, 197,409 units; Mr. Price, 63,506 units; and Mr. Taylor, 246,669 units. As of December 31, 2007, all executive officers as a group held 2,523,030 restricted stock units. Each restricted stock unit has a value equal to the fair market value of a share of Common Stock and receives dividend equivalents but does not have any voting rights. These units will be paid in shares of Common Stock at vesting or, in certain circumstances, after termination of employment.

(5)	Includes, for each of the following directors, 8,000 shares of Common Stock which such individuals could acquire within 60 days after December 31, 2007 through the exercise of stock options: Dr. Massey, Ms. Mitchell, Mr. Sloan, Mrs. Spangler and Ms. Ward.

(6)	Includes 64,521 stock units held under the FleetBoston Directors Deferred Compensation and Stock Unit Plan (the “FleetBoston Director Stock Unit Plan”) and a total of 24,245 shares of Common Stock owned by certain family members, the Barnet Revocable Trust, the Mary G. Barnet Revocable Trust, the Barnet Company and Barnet Development Corporation.

(7)	Includes 1,820,000 shares of Common Stock which Ms. Brinkley could acquire within 60 days after December 31, 2007 through the exercise of stock options.

(8)	Includes 28,062 stock units held under the FleetBoston Director Stock Unit Plan.

(9)	Includes 11,532 stock units held under the FleetBoston Director Stock Unit Plan, 15,323 stock units held under the BankBoston Director Retirement Benefits Exchange Program (the “BKB Exchange Program”), 444 stock units held under the BankBoston Director Stock Award Plan (the “BKB Director Stock Award Plan”), 5,260 shares that Mr. Countryman could acquire within 60 days after December 31, 2007 under the BankBoston Director Stock Option Plan for Non-Employee Directors (the “BKB Director Stock Option Plan”) and 236 shares of Common Stock owned by his spouse.

(10)	Includes 1,387,200 shares of Common Stock which Ms. Desoer could acquire within 60 days after December 31, 2007 through the exercise of stock options.

(11)	Includes 1,090 shares held as a custodian for two of his children. At December 31, 2007, 100,000 of these shares of Common Stock had been pledged as collateral.

(12)	Includes 1,500,000 shares of Common Stock which Mr. Lewis could acquire within 60 days after December 31, 2007 through the exercise of stock options.

(13)	Includes 490 shares of Common Stock over which Dr. Massey shares voting and investment power with his spouse.

(14)	Includes 20,226 stock units held under the FleetBoston Director Stock Unit Plan, 2,808 stock units held under the BKB Exchange Program, 4,933 stock units held under the BKB Director Stock Award Plan, an interest in 1,478 shares under a deferred compensation plan of Mr. May’s current employer, 5,260 shares that Mr. May could acquire within 60 days after December 31, 2007 under the BKB Director Stock Option Plan and 450 shares of Common Stock jointly held with his spouse.

(15)	Includes 561,500 shares of Common Stock which Mr. McGee could acquire within 60 days after December 31, 2007 through the exercise of stock options and 35,287 shares over which Mr. McGee shares voting and investment power with his spouse.

(16)	Includes 527,628 shares of Common Stock which Mr. Moynihan could acquire within 60 days after December 31, 2007 through the exercise of stock options.

(17)	Includes 760,000 shares of Common Stock that Mr. Price could acquire within 60 days after December 31, 2007 through the exercise of stock options and 17,756 shares owned by his spouse.

(18)	Includes 25,374 stock units held under the FleetBoston Director Stock Unit Plan and 804 shares owned by Mr. Ryan’s spouse.

(19)	Includes 1,000 shares owned by Mr. Sloan’s spouse.

(20)	Includes 32,003,624 shares of Common Stock owned by Mrs. Spangler’s spouse, certain other family members for whom Mrs. Spangler’s spouse acts in a fiduciary capacity, and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., C. D. Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler’s spouse, over which Mrs. Spangler shares voting and investment power. At December 31, 2007, an unspecified number of these shares of Common Stock had been pledged as collateral.

(21)	Includes 1,680,000 shares of common stock which Mr. Taylor could acquire within 60 days after December 31, 2007 through the exercise of stock options.

(22)	Includes 8,489,847 shares of Common Stock which such persons could acquire within 60 days after December 31, 2007 through the exercise of stock options. Of these 47,228,822 shares of Common Stock, such persons had sole voting and investment power over 15,187,971 shares of Common Stock and shared voting or investment power or both over 32,040,851 shares. Includes Common Stock beneficially owned by Keith T. Banks, who was named President, Global Wealth and Investment Management as of October 24, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and some of our officers to file reports with the SEC indicating their holdings of, and transactions in, our equity securities. Based solely on a review of the copies of such reports we received, and written representations from the reporting persons, we believe that, during 2007, our reporting persons complied with all Section 16(a) filing requirements, except that, due to an administrative error on the part of the Corporation, a late Form 4 was filed on behalf of Mr. Gifford to report an option exercise and sale of 333,180 shares.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation and Benefits Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the Compensation and Benefits Committee of the Board:

O. Temple Sloan, Jr., Chairman

Patricia E. Mitchell

Thomas M. Ryan

Meredith R. Spangler

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We operate a large, global financial services business in a very competitive environment. To best meet the challenges of running a business of our size and scope, we have designed our executive compensation program, under the direction of the Compensation and Benefits Committee of the Board, to attract and retain the highest quality executive officers and directly link pay to our performance. This pay-for-performance mandate results in a compensation program that:

•	aligns our executive officers’ interests with those of our stockholders;

•	provides pay that varies depending on performance; and

•	can be easily understood by our stockholders.

The key elements of compensation for our executive officers are annual cash incentive awards, restricted stock awards (which can be granted as shares or units) and stock option awards. These awards make up most of the total annual compensation opportunity and are based on an annual performance review. Base salary, retirement benefit accruals and perquisites or other fringe benefits make up only a minor portion of the total annual compensation opportunity.

The annual performance review for determining cash incentive, restricted stock and stock option awards follows a principled, structured framework for analysis. This analysis focuses on financial performance measures that the Compensation and Benefits Committee believes collectively best indicate successful management of our business. The analysis takes into account both performance against internal business goals and relative performance against our competitors over one-year and multi-year periods.

We provide most of the total annual compensation opportunity in stock, because stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our stockholders. The vesting and other design features of these awards, together with our stock ownership requirements, encourage long-term stock ownership by our executive officers to further motivate them to create long-term stockholder value.

Ongoing dislocations in the capital markets and a slowing economy severely impacted the performance of nearly all major financial institutions in the United States in 2007, and we were no exception. At the same time, we accept accountability for business decisions we made that contributed to our disappointing financial results in 2007. Consistent with the pay-for-performance mandate referenced above, the Compensation and Benefits Committee determined that our financial performance in 2007 should yield incentive awards for our executive officers that were significantly below target.

Also, because our executive officers have significant stock ownership in the form of vested and unvested restricted stock and stock option awards as intended by the design of our program, our executive officers shared with our stockholders the disappointing performance of our stock price during 2007. At the same time, the design of our executive compensation program highly motivates our executive officers to manage our company for the future with the goal of creating long-term stockholder value.

Many of our program’s features demonstrate the commitment to our pay-for-performance mandate:

•

We do not have any employment, severance or change in control agreements with any of our executive officers. We also have a policy prohibiting future employment or severance agreements with our named executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by our stockholders.

•

We encourage long-term stock ownership by our executive officers, with award features such as no vesting on restricted stock and stock option awards until the third anniversary of the grant and an additional three-year hold requirement on net proceeds from stock option exercises.

•	Our Corporate Governance Guidelines include stock ownership requirements for our executive officers. All executive officers currently comply with these requirements.

•

Our Key Associate Stock Plan, which is the plan under which we make equity awards to our executive officers and other key associates, prohibits discounted stock options, reload stock options or stock option re-pricing.

•

We have an annual stock option award process that provides for a pre-established, regular grant date in accordance with written policies and procedures. If stock options are awarded other than as part of the annual award process, those awards also have a pre-established regular grant date in accordance with written policies and procedures.

•	Executive officers do not earn additional retirement income under any supplemental executive retirement plans.

•

We have a recoupment policy under which the Board can require reimbursement of any bonus or incentive compensation paid to an executive officer whose fraud or intentional misconduct caused the company to restate its financial statements.

•

Dividend equivalents for restricted stock awards granted for performance in 2007 and later years are accrued with interest from the grant date and paid only if and when the underlying award becomes vested.

Target Compensation

Each year the Compensation and Benefits Committee determines a target total compensation package for each executive officer, made up of base salary plus the following three elements of performance-based compensation:

•	cash incentive;

•	restricted stock awards; and

•	stock option awards.

In establishing the amount of the target total compensation package for each year, the Compensation and Benefits Committee exercises its judgment after considering the following factors:

•

In order to make sure that our compensation opportunities are appropriate, the Committee reviews the compensation practices at our competitors. See “Competitor Groups” beginning on page 24. However, the Committee notes that our executive officers often have jobs that are larger in size and scope than the executives at our competitors, which can make direct comparisons difficult.

•

In considering the amount of compensation paid by our primary competitor group, the Committee notes that of the five other largest United States bank holding companies, our company is significantly larger than most of those competitors in terms of market capitalization, assets, revenues and net income.

•

The Committee considers whether the target total compensation packages are internally consistent with each executive officer’s relative scope of responsibility and accountability for our overall performance.

•

The Committee recognizes that our program requires strong performance in order to achieve target compensation awards. As discussed on page 24, in order to receive awards at target level, we must perform well on a consistent basis against both our internal goals and on a relative basis versus our primary competitor group.

•

Finally, the Committee receives advice from its independent executive compensation consultant. See “Compensation and Benefits Committee” on page 7 for more detail regarding the Committee’s compensation consultant.

The Compensation and Benefits Committee establishes the base salary levels for our executive officers to reflect each executive officer’s scope of responsibility and accountability within the company and to be part of a competitive total compensation package in light of compensation practices at our primary competitor group.

The balance of the target total compensation package, made up of annual cash incentive, restricted stock and stock option awards, comprises nearly all of the total annual target compensation opportunity for our executive officers. The actual awards are determined annually after a review of our performance for the year. See “Measuring Performance” below for more details. As a result, our executive compensation program links almost all of our executive officers’ actual compensation each year to our performance as determined by the Compensation and Benefits Committee.

Emphasis on Long-Term Stock Ownership

The Compensation and Benefits Committee believes that stock ownership by our executive officers is the clearest, most direct way to align their interests with those of our stockholders. As a result, each executive officer’s target total compensation package includes a balanced combination of restricted stock and stock option awards. These awards make up a majority of the target total compensation package.

The Compensation and Benefits Committee places somewhat greater emphasis on restricted stock awards over stock options as a means to increase long-term stock ownership by our executive officers. Our restricted stock and stock option awards encourage long-term stock ownership through the following features:

•

Restricted stock and stock option awards vest 100% on the third anniversary of the grant date. See “Grants of Plan-Based Awards” beginning on page 35 for more details about the vesting rules, including the impact of termination of employment on vesting.

•

As required by the Key Associate Stock Plan, stock options have an exercise price not less than the closing price of our Common Stock on the date of grant. The Key Associate Stock Plan also prohibits re-pricing of stock options and option reload features.

•

Any gains realized by an executive officer upon exercise of the stock option (net of taxes and transaction costs) must be held in the form of shares of our Common Stock for an additional three-year period following exercise or until termination of employment, if earlier.

For many years it has been a common practice for companies that make restricted stock awards, including our company, to include payments for cash dividends, or dividend equivalents, on the restricted stock before it becomes vested. To further enhance the long-term nature of our awards, dividend equivalents for restricted stock awards granted to our executive officers for performance in 2007 and later years will be accrued with interest from the grant date and paid only if and when the underlying award becomes vested.

In addition, our Corporate Governance Guidelines include stock ownership requirements for our executive officers. Under these requirements, our Chief Executive Officer must hold at least 500,000 shares of our Common Stock and our other executive officers at least 150,000 shares. We disregard stock options (whether vested or unvested) for this purpose. New executive officers have up to five years to meet these requirements. As of December 31, 2007, all of our executive officers who have been executive officers for at least five years met these requirements.

Measuring Performance

The Compensation and Benefits Committee determines the actual cash incentive, restricted stock and stock option awards after the end of the performance year based on the Committee’s assessment of the performance of our company and the executive. In this section, we describe the principled, structured framework for analysis that the Committee uses for this performance evaluation.

The approach taken by the Compensation and Benefits Committee ultimately relies on the Committee’s judgment after a comprehensive review of our performance against a set of financial metrics, discussed below, as well as consideration of qualitative and other factors, without any formulas or pre-established weightings. The Committee believes that relying on formulas and weightings could lead to a false sense of precision with outcomes that may not align with the best interests of stockholders.

The Compensation and Benefits Committee evaluates our performance against four measures of stockholder satisfaction which the Committee believes collectively best indicate successful management of our business:

Performance Measure	Reason for the Measure
Revenue	Our financial success begins with our ability to grow revenue.
Operating Net Income	Revenue growth is not sufficient, however, unless it leads to growth in our operating net income. “Operating net income” is our net income excluding merger and restructuring charges. We believe that the exclusion of merger and restructuring charges, which represent events outside our normal operations, provides a meaningful year-to-year comparison and is more reflective of normalized operations.
Operating Earnings Per Share	We look to this measure to make sure that our operating net income growth is being achieved in a manner that is accretive for our stockholders.
Total Stockholder Return	We use this measure, which takes into account both stock price performance and dividends, as the ultimate means to compare our performance for our stockholders relative to our competitors.

The Compensation and Benefits Committee applies the following core principles in its annual performance analysis:

•

At the beginning of each year we establish internal business goals for revenue, operating net income and operating earnings per share. We set these goals at a level which we believe, if achieved, will result in our delivering value to our stockholders and out-performing our competitors. Following the end of the year, the Committee reviews the extent to which these goals have been achieved, taking into account the quality and sustainability of our earnings.

•

The Committee reviews our performance relative to that of our primary competitor group in the areas of revenue growth, operating net income growth and operating earnings per share growth, as well as total stockholder return.

•

The Committee also reviews performance over a one-year, three-year and five-year period, and for our Chief Executive Officer, over his full tenure. We intend this multi-year approach to focus our executive officers on consistent performance over time, and not just short-term returns.

In order for our executive officers to achieve target or above target compensation awards, the Compensation and Benefits Committee must determine that:

•	internal business goals for the performance measures were attained; and

•	we outperformed our primary competitor group over time.

The Compensation and Benefits Committee also considers objective data on the successful implementation of strategic initiatives, such as timely achievement of integration goals, expense savings, etc., that position us for future growth while also delivering positive total stockholder returns.

For those executive officers who lead one of our three primary business segments—Global Consumer and Small Business Banking, Global Corporate and Investment Banking and Global Wealth and Investment Management—the Compensation and Benefits Committee reviews data about how that business segment performed against its internal business goals. In addition, as part of the annual performance and compensation review for our executive officers other than the Chief Executive Officer, the Committee considers the Chief Executive Officer’s perspective on each executive officer’s individual performance and compensation, as well his views on the performance of our various business segments, taking into account a number of factors such as revenue and operating net income growth, performance relative to competitors and quality of earnings.

Competitor Groups

The Compensation and Benefits Committee uses the five other largest United States bank holding companies as the primary competitor group to review compensation levels and test relative performance. We use these banks as our primary competitor group because we are in direct competition with them for customers, associates and investors. Also, these banks follow similar economic cycles to our own, making relative performance measurements more meaningful. These banks are:

Citigroup	Wachovia

JPMorgan Chase	Wells Fargo

US Bancorp

The Compensation and Benefits Committee also reviews executive compensation and performance information for a leading group of global companies headquartered in the United States spanning all industries, including the financial industry. These companies each have net income and market capitalization approximating or exceeding $7.0 billion and $100 billion, respectively. We review information about these companies to get a general perspective on compensation practices and performance for companies of similar size and global scope. For 2007, based on net income and market capitalization measured at December 31, 2006, these companies were:

AIG	Johnson & Johnson

Altria	JPMorgan Chase

AT&T	Pfizer

Chevron	Procter & Gamble

Citigroup	Verizon

ConocoPhillips	Wachovia

Exxon Mobil	Wal-Mart

General Electric	Wells Fargo

IBM

How the Executive Compensation Program was applied in 2007

During 2007, the Compensation and Benefits Committee followed the process described above—reviewing compensation practices at our competitors, taking into account the relative size and scope of our business and the jobs our executive officers perform, considering the level of performance our program requires to receive awards at target level, and considering the advice of the Committee’s independent compensation consultant—and then established a target total compensation package for each of our executive officers, as shown below.

Target

Name	Base Salary ($)	Cash Incentive & Restricted Stock Awards			Stocks Options (#)
		Cash Incentive ($)	Restricted Stock ($)	Total Cash Incentive & Restricted Stock ($)
Kenneth D. Lewis	1,500,000	6,750,000	11,750,000	18,500,000	333,333 shares
Joe L. Price	800,000	3,245,000	3,955,000	7,200,000	166,667 shares
Amy Woods Brinkley	800,000	3,245,000	3,955,000	7,200,000	166,667 shares
Barbara J. Desoer	800,000	3,245,000	3,955,000	7,200,000	166,667 shares
Liam E. McGee	800,000	3,700,000	5,000,000	8,700,000	208,333 shares
Brian T. Moynihan	700,000	3,310,000	3,990,000	7,300,000	166,667 shares
R. Eugene Taylor	800,000	3,700,000	5,000,000	8,700,000	208,333 shares

The Chief Executive Officer’s target compensation is above that of the other executive officers because he has significantly greater responsibilities for the management and strategic direction of all of our lines of business and our company as a whole, as well as substantial obligations as the voice of our company. Effective October 24, 2007, the Compensation and Benefits Committee adjusted the annual base salary for Mr. Moynihan to $800,000 commensurate with his new job responsibilities as President, Global Corporate and Investment Banking.

In early 2008, the Compensation and Benefits Committee reviewed our performance following the principled, structured framework for analysis discussed above. In doing so, the Committee observed that ongoing dislocations in the capital markets and a slowing economy severely impacted the performance of nearly all major financial institutions in the United States in 2007, including Bank of America.

Step 1: Review Performance Against Internal Business Goals. The Committee reviewed performance against internal business goals for 2007, taking into account the quality and sustainability of our earnings, and determined that we had significantly missed our goals. Our actual results versus our 2007 internal business goals were as follows:

Performance Measure	2007 Plan	2007 Actual
Operating Earnings Per Share Range (diluted)	$4.67 to $4.87/share	$3.36/share
Revenue (1)	$76.92B	$68.07B
Operating Net Income	$21.94B	$15.24B

(1)	Fully taxable-equivalent basis.

Step 2: Review Performance Relative to Competitors Over One-Year and Multi-Year Periods. The Committee reviewed our performance relative to the primary competitor group over prior one-year and multi-year periods. The Committee concluded that, relative to our competitors, we had performed generally below median over the prior one-year period and generally at about the median on a multi-year basis. In particular, the Committee noted:

•	we performed below median on most operating measures and total stockholder return over the prior one-year period;

•	we performed at about the median on most operating measures over the prior three years (2005-2007), but our total stockholder return was below median for this period;

•	we also performed at about the median on most operating measures and total stockholder return over the prior five years (2003-2007); and

•	our total stockholder return was number one among our primary competitor group over the full tenure of Mr. Lewis.

Step 3: Other Considerations. The Committee reviewed the continued strategic initiatives that are in place to position us for future growth while delivering positive total stockholder returns. In particular, the Committee noted:

•	the successful integration of U.S. Trust; and

•	the continued on-target progress of the integration of LaSalle.

In addition, the Committee took into account the performance of our primary business segments during 2007 and Mr. Lewis’s perspective on the individual performance of the other executive officers in deciding their awards. In particular, while none of our core businesses fully met all of their operating business goals for 2007, Global Corporate and Investment Banking missed its goals the most.

Applying the principled, structured framework for analysis described above, the Compensation and Benefits Committee determined to award the executive officers total compensation packages for 2007 that were significantly below target. The Committee reflected on each element of each officer’s compensation package and in its judgment awarded the following for 2007:

Actual

Name	Base Salary ($)	Cash Incentive & Restricted Stock Awards			Stock Options (#)
		Cash Incentive ($)	Restricted Stock ($)	Total Cash Incentive & Restricted Stock ($)
Kenneth D. Lewis	1,500,000	4,250,000	4,250,000	8,500,000	333,333 shares
Joe L. Price	800,000	1,555,000	1,645,000	3,200,000	166,667 shares
Amy Woods Brinkley	800,000	1,555,000	1,645,000	3,200,000	166,667 shares
Barbara J. Desoer	800,000	2,400,000	2,300,000	4,700,000	166,667 shares
Liam E. McGee	800,000	3,050,000	2,650,000	5,700,000	208,333 shares
Brian T. Moynihan (1)	700,000	2,270,000	2,030,000	4,300,000	166,667 shares
R. Eugene Taylor	800,000	4,000,000	0	4,000,000	0 shares

(1)	Base Salary increased to $800,000 effective October 24, 2007.

The Committee decided that reducing the immediate and tangible portions of the total annual compensation package, cash incentive and restricted stock, would have the most direct impact on the executive officers. Therefore, the Committee made cash incentive and restricted stock awards significantly below target:

•

For Mr. Lewis and the other executive officers with enterprise-wide responsibilities (i.e., Mr. Price, Ms. Brinkley and Ms. Desoer), the Committee granted cash incentive and restricted stock awards that, combined, were more than 50% below target, except for Ms. Desoer. Her combined cash incentive and restricted stock awards were about 35% below target to reflect her leadership in the successful integration of U.S. Trust and the continued on-target progress with LaSalle.

•

For the executive officers with primary business segment responsibilities other than Mr. Taylor (i.e., Mr. McGee and Mr. Moynihan), the Committee granted cash incentive and restricted stock awards at about 35% to 40% below target, to reflect both enterprise-wide and business segment results.

•

Mr. Taylor, who led Global Corporate and Investment Banking for most of the year, received a cash incentive award that, compared to his combined cash incentive and restricted stock target awards, was more than 50% below target, given the relative performance of that business. Because of his retirement effective December 31, 2007, Mr. Taylor was not eligible to receive any equity awards.

The Summary Compensation Table on page 31 does not reflect all of these compensation decisions for 2007, because under SEC rules that table is required to include restricted stock and stock option awards expensed during 2007. The amounts expensed during 2007 related primarily to awards granted in February 2007 based on 2006 performance. Had the Summary Compensation Table been prepared by showing the expensed value of the awards described above that were awarded for 2007 performance, the results would have appeared as follows:

Compensation for 2006 and 2007 Performance

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non Equity Incentive Plan Compensation ($)	Change in Pension Value and Non Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kenneth D. Lewis	2007	1,500,000	4,255,012	2,973,330	4,250,000	3,242,446	212,211	16,432,999
Chairman, Chief Executive Officer and President	2006	1,500,000	11,065,798	3,376,000	6,500,000	2,987,799	219,969	25,649,566
Joe L. Price	2007	800,000	1,646,939	1,486,670	1,555,000	51,724	93,654	5,633,987
Chief Financial Officer
Amy Woods Brinkley	2007	800,000	1,646,939	1,486,670	1,555,000	473,289	57,556	6,019,454
Global Risk Executive	2006	800,000	4,275,421	1,688,000	3,450,000	482,679	128,223	10,824,323
Barbara J. Desoer	2007	800,000	2,302,726	1,486,670	2,400,000	452,811	52,912	7,495,119
Global Technology and Operations Executive	2006	800,000	4,652,694	1,688,000	3,575,000	432,363	31,606	11,179,663
Liam E. McGee	2007	800,000	2,653,122	1,858,330	3,050,000	101,700	33,610	8,496,762
President, Global Consumer and Small Business Banking	2006	800,000	5,558,074	2,110,000	3,875,000	122,507	45,511	12,511,092
Brian T. Moynihan	2007	718,859	2,032,392	1,486,670	2,270,000	135,720	66,556	6,710,197
President, Global Corporate and Investment Banking	2006	700,000	3,873,054	1,688,000	3,050,000	186,103	73,882	9,571,039
R. Eugene Taylor	2007	800,000	0	0	4,000,000	899,886	47,796	5,747,682
Former Vice Chairman and Former President, Global Corporate and Investment Banking	2006	800,000	4,954,469	2,110,000	3,675,000	698,230	31,424	12,269,123

(1)	The grant date fair value of the restricted stock awards is based on the closing price of the Common Stock on the grant date, February 15, 2008.
(2)	A lattice option pricing model was used to estimate the grant date fair value of the stock option awards assuming: (i) an expected volatility range of 26% - 36%; (ii) an expected dividend yield of 5.3%; (iii) a risk-free interest rate range of 2.05% - 3.85%; and (iv) an exercise price equal to the closing price of the Common Stock on the February 15, 2008 grant date of $42.70. Additionally, an expected option term of 6.6 years, representing the period of time that the stock options are expected to be outstanding, is derived from the model.

Other Elements of Compensation

The other elements of our executive compensation program are as follows:

Retirement Benefits. Executive officers participate in our various employee benefit plans designed to provide retirement income. Our qualified and nonqualified pension plans provide a retirement income base, and our qualified and nonqualified 401(k) plans permit additional retirement savings. To encourage retirement savings under the qualified and nonqualified 401(k) plans, we provide an employer matching contribution.

We limit eligible compensation for earning benefits under the qualified and nonqualified pension plans and for employer matching contributions under the qualified and nonqualified 401(k) plans to the first $250,000 in annual cash compensation. As a result, the Compensation and Benefits Committee’s decisions to grant annual performance-based cash incentive, restricted stock and stock option awards do not create any additional retirement benefits earned under these plans.

Our executive officers do not earn additional retirement income under any supplemental executive retirement plans (SERPs). We believe that our executive officers should be able to provide for their retirement needs from the compensation they earn based on our performance. Consistent with our pay-for-performance mandate, we froze benefits effective December 31, 2002 under the Bank of America Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan (the “Bank of America SERP”) in which Mr. Lewis, Ms. Brinkley, Ms. Desoer and Mr. Taylor participate. Accordingly, no additional benefits are earned under the Bank of America SERP for compensation or service for periods beginning after December 31, 2002. In addition, at the request of Mr. Moynihan, his participation in the FleetBoston Financial Corporation Supplemental Executive Retirement Plan (the “Fleet SERP”) was frozen effective December 31, 2005, and he therefore earns no further benefits under that plan for compensation or periods of service after that date.

For more information about these plans, see “Pension Benefits” and “Nonqualified Deferred Compensation” on pages 40 and 42 respectively.

Perquisites and Other Fringe Benefits. Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other United States-based salaried associates. Consistent with our pay-for-performance mandate, we provide very few executive fringe benefits. Because we have internal expertise on tax and financial planning matters, we make those services available at no cost to our executive officers for their personal tax and financial planning needs. We also provide our executive officers with secured parking and home security systems. Our executive officers have access to our corporate aircraft on a limited basis for personal travel pursuant to company guidelines.

Recoupment Policy

If our Board or an appropriate Board committee has determined that any fraud or intentional misconduct by one or more executive officers caused us, directly or indirectly, to restate our financial statements, the Board or committee will take, in its sole discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. The Board or committee may require reimbursement of any bonus or incentive compensation awarded to such officers or cancel unvested restricted stock or outstanding stock option awards previously granted to such officers in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results.

Timing of Equity Grants

We make annual awards of restricted stock and stock options to executive officers and other eligible key associates on a regular award date each year shortly after the end of the applicable performance year. This is the same date that we pay cash incentive awards for the performance year, and is scheduled to give us sufficient time to complete all performance reviews and obtain all necessary approvals. For the past few years, the annual award date has been February 15, or the immediately preceding business day if February 15 is not a business day.

We occasionally make awards of restricted stock or stock options other than on the regular annual award date, usually in connection with hiring a new key associate or awards under annual performance plans that follow a different timing cycle. We make these awards on the first day of the calendar month following approval, which for newly hired associates is on or after their actual hire date.

Formal approval for awards is obtained prior to the grant dates. We do not coordinate the timing of our awards with the release of material non-public information. The exercise price for the stock options equals the closing price of our Common Stock for the grant date.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million, but excludes “performance-based compensation” from this limit.

Cash incentive compensation and restricted stock awards are provided under the stockholder-approved Executive Incentive Compensation Plan (EIC Plan). Under the EIC Plan’s compensation formula, participating executive officers may receive maximum deductible incentive compensation for a year up to 0.20% of our net income for that year. Under the EIC Plan, the Compensation and Benefits Committee can determine to make all or any portion of the annual incentive award in the form of a restricted stock award under our Key Associate Stock Plan.

In addition, compensation realized by our executive officers through the exercise of stock options should be fully deductible to us as “performance-based compensation” under Section 162(m).

Some compensation payable to our executive officers may exceed the Section 162(m) deduction limit. All compensation decisions for our executive officers are made with full consideration of the Internal Revenue Code Section 162(m) implications.

Conclusion

We believe our executive compensation program results in total compensation awards that are reasonable and appropriate in amount, align our executive officers’ interests with those of our stockholders, are directly linked to our performance and are easy for our stockholders to understand.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table shows compensation paid, accrued or expensed with respect to our executive officers during the year indicated:

Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($) (2)	Stock Awards ($) (3) (4)	Option Awards ($) (3)	Non Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Non Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)

Kenneth D. Lewis	2007	1,500,000	11,065,798	4,573,585	4,250,000	3,242,446	212,211	24,844,040
Chairman, Chief Executive Officer and President	2006	1,500,000	11,698,865	4,966,715	6,500,000	2,987,799	219,969	27,873,348
Joe L. Price (7)	2007	800,000	2,732,437	1,253,902	1,555,000	51,724	93,654	6,486,717
Chief Financial Officer
Amy Woods Brinkley	2007	800,000	4,275,421	2,174,096	1,555,000	473,289	57,556	9,335,362
Global Risk Executive	2006	800,000	3,378,560	2,153,060	3,450,000	482,679	128,223	10,392,522
Barbara J. Desoer	2007	800,000	4,652,694	2,174,096	2,400,000	452,811	52,912	10,532,513
Global Technology and Operations Executive	2006	800,000	3,444,102	2,153,060	3,575,000	432,363	31,606	10,436,131
Liam E. McGee	2007	800,000	5,582,142	2,585,575	3,050,000	101,700	33,610	12,153,027
President, Global Consumer and Small Business Banking	2006	800,000	3,656,670	2,034,274	3,875,000	122,507	45,511	10,533,962
Brian T. Moynihan	2007	718,859	4,774,351	2,138,788	2,270,000	135,720	66,556	10,104,274
President, Global Corporate and Investment Banking	2006	700,000	5,209,419	1,663,583	3,050,000	186,103	73,882	10,882,987
R. Eugene Taylor	2007	800,000	4,954,469	2,596,096	4,000,000	899,886	47,796	13,298,247
Former Vice Chairman and Former President, Global Corporate and Investment Banking	2006	800,000	3,882,727	2,153,060	3,675,000	698,230	31,424	11,240,441

(1)	The listed positions are those held as of December 31, 2007. Mr. Taylor retired effective December 31, 2007.

(2)	Includes any amounts deferred under our qualified and nonqualified 401(k) plans.

(3)	The SEC disclosure rules require that we include in the Summary Compensation Table as 2007 compensation the value of restricted stock and stock option awards expensed in 2007, not the awards granted in early 2008 for 2007 performance. The awards expensed in 2007 for our executive officers represent the value of prior year awards, including the awards granted in February 2007 that relate to 2006 performance. Therefore, the value of the awards in the table above does not reflect performance for the year indicated.

To provide our stockholders with a complete picture of the direct link between our executive compensation program and our performance, we illustrate in the Compensation Discussion and Analysis on page 28 how the Summary Compensation Table would have appeared had it been prepared using the grant date fair value of restricted stock and stock option awards granted in February 2008 for 2007 performance, rather than amounts expensed in 2007.

The grant date fair value of restricted stock awards expensed in 2007 was based on the closing price of the Common Stock on the applicable grant date. The grant date fair value of stock option awards expensed in 2007 was determined based on the assumptions in the following chart:

	Assumptions (1)
Grant Dates	Expected Volatility (%)	Expected Dividend Yield (%)	Risk-Free Interest Rate (%)	Exercise Price ($)	Expected Term
2/2/2004	22.12	4.56	3.36	40.78	5
2/1/2005	20.53	4.60	3.94	46.68	6
2/15/2006	17-27	4.50	4.59 - 4.70	44.36	6.5
2/15/2007	16-27	4.40	4.72 - 5.16	53.85	6.5

[1]

Prior to January 1, 2006, we estimated the grant date fair value of stock options using the Black-Scholes option-pricing model. On January 1, 2006, we changed to a lattice option-pricing model for this purpose. Lattice option-pricing models incorporate ranges of assumptions for inputs and those ranges are disclosed in the table. The risk-free rate for periods within the contractual life of the stock option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected volatilities are based on implied volatilities from traded stock options on our Common Stock, historical volatility of our Common Stock, and other factors. We use historical data to estimate stock option exercise and employee termination within the model. The expected term of stock options granted is derived from the output of the model and represents the period of time that stock options granted are expected to be outstanding. The estimates of fair value from these models are theoretical values for stock options and changes in the assumptions used in the models could result in materially different fair value estimates. The actual value of the stock options will depend on the market value of our Common Stock when the stock options are exercised.

(4)	Grants of restricted stock include the right to receive cash dividends although beginning with awards made to our executive officers for performance during 2007, those dividends are accrued with interest from the grant date and only paid if and when the underlying award becomes vested. The value of future cash dividends is included in the grant date fair value of the awards shown in the table. The following lists the amounts of cash dividends received by the named executive officers during 2007 on unvested restricted stock:

Name	Dividend Equivalents on Unvested Restricted Stock ($)
Kenneth D. Lewis	1,730,028
Joe L. Price	152,414
Amy Woods Brinkley	535,999
Barbara J. Desoer	535,867
Liam E. McGee	595,176
Brian T. Moynihan	473,782
R. Eugene Taylor	592,006

(5)	The following table shows the change in pension value and the amount of any above-market earnings on nonqualified deferred compensation for the named executive officers:

Name	Change in Pension Value ($)	Above-Market Earnings on Nonqualified Deferred Compensation ($)
Kenneth D. Lewis	3,242,446	0
Joe L. Price	51,724	0
Amy Woods Brinkley	473,289	0
Barbara J. Desoer	452,811	0
Liam E. McGee	101,700	0
Brian T. Moynihan	112,541	23,179
R. Eugene Taylor	899,886	0

The “Change in Pension Value” equals the change in the actuarial present value of all pension benefits from December 31, 2006 to December 31, 2007. For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits” on page 40.

Consistent with our pay-for-performance mandate, the named executive officers are not accruing significant additional pension benefits. This is because pension benefits accrue only on the first $250,000 of compensation.

The amounts listed above under “Change in Pension Value” result primarily because the named executive officers, other than Messrs. Price and McGee, have frozen annuity benefits under prior supplemental executive retirement plans. These frozen benefits are an annual annuity payment beginning at age 60. The amount of this annuity payment has been unchanged for each executive officer since the applicable freeze date. However, the lump sum value of the frozen annuity amount will increase each year based on the passage of time (i.e., the time-value of money) because the executive officer is one year closer to his retirement age when payment of the annuity is scheduled to commence.

The above-market earnings on nonqualified deferred compensation results from Mr. Moynihan’s participation in a legacy FleetBoston deferred compensation plan that includes a 12% annual interest crediting rate for certain prior year deferrals. See “Nonqualified Deferred Compensation” on page 42.

(6)	The following table lists all amounts included in the “All Other Compensation” column for each named executive officer:

Name	Year	Tax Preparation & Financial Planning ($)	Use of Corporate Aircraft ($)	Matching Contributions ($)	Value of Split Dollar Coverage ($)	Home Security and Secured Parking ($)	Total ($)
Kenneth D. Lewis	2007	16,740	127,643	12,500	38,995	16,333	212,211
	2006	15,972	110,899	8,500	58,872	25,726	219,969
Joe L. Price	2007	16,740	0	12,500	0	64,414	93,654
Amy Woods Brinkley	2007	16,740	21,520	12,500	0	6,796	57,556
	2006	15,972	17,140	12,500	0	82,611	128,223
Barbara J. Desoer	2007	16,740	15,512	12,500	0	8,160	52,912
	2006	15,972	0	12,500	0	3,134	31,606
Liam E. McGee	2007	16,740	0	12,500	0	4,370	33,610
	2006	15,972	11,798	12,500	0	5,241	45,511
Brian T. Moynihan	2007	16,740	37,316	12,500	0	0	66,556
	2006	15,972	45,410	12,500	0	0	73,882
R. Eugene Taylor	2007	16,740	14,774	12,500	0	3,782	47,796
	2006	15,972	0	12,500	0	2,952	31,424

Certain of the amounts in this table are based on the incremental cost to us in providing the benefits, explained in more detail as follows:

Benefit	Determination of Incremental Cost
Tax Preparation & Financial Planning	Determined using a method that takes into account our actual direct expenses (such as rent, compensation and benefits, and tra-vel) paid with respect to our associates who provide tax preparation and financial planning services to our executive officers and other eligible officers.
Personal Use of Aircraft	For corporate-owned aircraft, determined using a method that takes into account all variable costs such as landing fees, aircraft fuel expense, maintenance and positioning flight costs. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries and the acquisition costs of corporate-owned or leased aircraft. For aircraft provided by a third party vendor, determined using a method that takes into account the contracted per-hour costs, fuel charges, segment fees, and taxes, as well as a proportional share of the monthly management fee and insurance costs.
Home Security	Determined based upon amounts paid by us to third parties for installation, servicing and monitoring of home security and related systems.
Secured Parking	Determined based upon the monthly rental that we charge to third parties for parking in the same corporate-owned parking structure.

The table does not include any amounts for personal benefits provided to our executive officers for which we believe there is no aggregate incremental cost to us, including use of corporate-owned or leased apartments.

The value of split dollar coverage represents the economic value of premiums that have been paid by us for certain life insurance coverage for Mr. Lewis and his spouse, which premiums will be recovered by us in the future when the insurance policy matures. We have not paid any premiums for such coverage since 2001.

(7)	Mr. Price was not an executive officer of our company prior to 2007.

Grants of Plan-Based Awards. The table on page 37 shows additional information regarding: (i) the target level of annual cash incentive awards for our executive officers for performance during 2007, as established by the Compensation and Benefits Committee during 2007; and (ii) restricted stock and stock option awards granted in February 2007 that were awarded for performance during 2006. The actual amount of the annual cash incentive award received by each executive officer for performance during 2007 is shown in the Summary Compensation Table. The Compensation Discussion and Analysis includes information about restricted stock and stock option awards granted in February 2008 for performance during 2007.

The Compensation and Benefits Committee delivers the aggregate amount of the annual cash incentive award and the annual restricted stock award under the terms of the stockholder-approved EIC Plan. Under this plan, our stockholders have authorized an award of up to 0.20% of our net income each year for each executive officer. This award may be delivered in any combination of cash or restricted stock as the Committee determines. This stockholder-approved formula acts as a maximum amount of compensation that can be delivered to our executive officers as annual cash incentives and restricted stock awards. Under the plan, though, the Committee can determine to award any amount below the maximum, which is what in fact happened under the structured, principled pay-for-performance analysis conducted by the Committee this year as described in the Compensation Discussion and Analysis.

The following describes the material terms of the restricted stock awards granted to our executive officers in February 2007 for their performance in 2006:

•	These awards become vested and payable on the third anniversary of the grant date, and are payable, net of applicable taxes, in shares of our Common Stock.

•

Cash dividends are payable prior to vesting at the same time and in the same amount as if the awards were issued and outstanding shares of our Common Stock. As noted in the Compensation Discussion and Analysis, this feature has been changed for restricted stock awards granted for performance in 2007 and later years. For these awards, cash dividends will be paid only if and when the underlying award becomes vested.

•	The following chart shows the impact on vesting in case of termination of employment before the vesting date:

Restricted Stock

Reason for Termination	Impact on Vesting

Death, disability or involuntary termination without cause (1)	Full vesting

Involuntary termination for cause or voluntary termination before meeting Rule of 60 (2)	Forfeiture

Voluntary termination after meeting Rule of 60	Award continues to vest per original schedule, provided the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he or she has not gone to work for a named competitor

(1)	Mr. Price received three restricted stock awards in February 2007 for his performance in 2006 under the equity award programs generally applicable below the executive officer level. Two of the awards vest in full for any involuntary termination without cause, while the other award vests in full in case of termination of employment due to workforce reduction or divestiture, and in the case of any other involuntary termination without cause, will be treated like a voluntary termination.

(2)	Rule of 60 is met when an associate has at least 10 years of vesting service under our pension plan in which he or she participates and his or her age and years of service add up to at least 60. Currently each of the named executive officers meets the Rule of 60.

The following describes the material terms of stock option awards granted to our executive officers in February 2007 for their performance in 2006:

•	These awards become vested and exercisable on the third anniversary of the grant date. They have a ten-year term and an exercise price equal to the closing price of our Common Stock on the grant date.

•

When the option is exercised, the executive must hold for an additional three years the net shares received after covering the exercise price, taxes and any transaction costs. This hold period ends upon termination of employment.

•	The following chart shows the impact on vesting and exercise period in case of termination of employment:

Stock Options

Reason for Termination	Impact on Vesting and Exercisability

Death or disability

Full vesting

Options remain exercisable for full option term if the executive officer meets Rule of 60, or for one year (not to exceed original expiration date) if the executive officer does not meet Rule of 60

Involuntary termination due to workforce reduction or divestiture

Full vesting

Options remain exercisable for one year (not to exceed original expiration date), or for full option term if the executive officer meets the Rule of 60 and, during the original vesting period, the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he or she has not gone to work for a named competitor

Involuntary termination for cause	Forfeiture of unvested options Vested options cease to be exercisable

Voluntary termination or involuntary termination without cause (other than workforce reduction or divestiture)

If the executive officer meets Rule of 60:

-   Award continues to vest per original schedule, provided the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he or she has not gone to work for a named competitor

-   Vested options remain exercisable for 90 days (not to exceed original expiration date), or for full option term if, during the original vesting period, the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he or she has not gone to work for a named competitor

If the executive officer does not meet Rule of 60:

-   Forfeiture of unvested options

-   Vested options remain exercisable for 90 days (not to exceed original expiration date)

Grants of Plan-Based Awards

Name	Grant Date	Stock & Option Award Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Kenneth D. Lewis	n/a		6,750,000
	2/15/2007	1/24/2007		205,493			11,065,798
	2/15/2007	1/24/2007			400,000	53.85	3,376,000
Joe L. Price	n/a		3,245,000
	2/15/2007	1/24/2007		8,000			430,800
	2/15/2007	1/24/2007		36,336			1,956,694
	2/15/2007	1/24/2007			112,000	53.85	945,280
Amy Woods Brinkley	n/a		3,245,000
	2/15/2007	1/24/2007		79,395			4,275,421
	2/15/2007	1/24/2007			200,000	53.85	1,688,000
Barbara J. Desoer	n/a		3,245,000
	2/15/2007	1/24/2007		86,401			4,652,694
	2/15/2007	1/24/2007			200,000	53.85	1,688,000
Liam E. McGee	n/a		3,700,000
	2/15/2007	1/24/2007		103,214			5,558,074
	2/15/2007	1/24/2007			250,000	53.85	2,110,000
Brian T. Moynihan	n/a		3,310,000
	2/15/2007	1/24/2007		71,923			3,873,054
	2/15/2007	1/24/2007			200,000	53.85	1,688,000
R. Eugene Taylor	n/a		3,700,000
	2/15/2007	1/24/2007		92,005			4,954,469
	2/15/2007	1/24/2007			250,000	53.85	2,110,000

(1)	The applicable assumptions for determining the grant date fair value of restricted stock and option awards are described in footnote 3 to the Summary Compensation Table.

Equity Exercised or Vested and Year-End Equity Values. The following tables show information regarding the value of options exercised and restricted stock vested during 2007 and certain information about unexercised options and unvested restricted stock at December 31, 2007.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Kenneth D. Lewis	0	0	263,770	14,172,362
Joe L. Price	0	0	16,146	864,475
Amy Woods Brinkley	0	0	76,500	4,110,345
Barbara J. Desoer	0	0	72,338	3,886,721
Liam E. McGee	292,500	6,426,087	5,362	285,724
Brian T. Moynihan	0	0	26,326	1,422,920
R. Eugene Taylor	0	0	318,151	14,018,291

(1)	Value represents market value of our Common Stock at exercise less the exercise price.
(2)	Value represents the market value of our Common Stock on the vesting date.

Outstanding Equity Awards as of December 31, 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares/Units of Stock That Have Not Vested (#)		Market Value of Shares/Units of Stock That Have Not Vested ($) (1)
Kenneth D. Lewis	600,000			39.97	7/1/2008	251,655	(6)	10,383,285
	400,000			40.78	2/2/2014	263,697	(3)	10,880,138
		500,000	(2)	46.68	2/1/2015	205,493	(4)	8,478,641
		425,000	(3)	44.36	2/15/2016
		400,000	(4)	53.85	2/15/2017
Joe L. Price	22,000			24.22	1/3/2010	2,500	(2)	103,150
	150,000			26.64	2/1/2011	2,584	(6)	106,616
	150,000			30.68	2/1/2012	4,500	(5)	185,670
	150,000			35.02	2/3/2013	9,586	(5)	395,518
	120,000			40.78	2/2/2014	12,050	(4)	497,183
	70,000	35,000	(2)	46.68	2/1/2015	24,286	(4)	1,002,040
	31,500	63,000	(5)	44.36	2/15/2016	8,000	(4)	330,080
		112,000	(4)	53.85	2/15/2017
Amy Woods Brinkley	300,000			24.22	1/3/2010	67,784	(6)	2,796,768
	420,000			26.64	2/1/2011	76,154	(3)	3,142,114
	500,000			30.68	2/1/2012	79,395	(4)	3,275,838
	200,000			35.02	2/3/2013
	200,000			40.78	2/2/2014
		200,000	(2)	46.68	2/1/2015
		180,000	(3)	44.36	2/15/2016
		200,000	(4)	53.85	2/15/2017
Barbara J. Desoer	360,000			26.64	2/1/2011	59,245	(6)	2,444,449
	420,000			30.68	2/1/2012	77,632	(3)	3,203,096
	200,000			35.02	2/3/2013	86,401	(4)	3,564,905
	200,000			40.78	2/2/2014
		200,000	(2)	46.68	2/1/2015
		180,000	(3)	44.36	2/15/2016
		200,000	(4)	53.85	2/15/2017
Liam E. McGee	37,500			30.68	2/1/2012	67,144	(6)	2,770,361
	180,000			35.02	2/3/2013	77,632	(3)	3,203,096
	144,000			40.78	2/2/2014	103,214	(4)	4,258,610
		200,000	(2)	46.68	2/1/2015
		180,000	(3)	44.36	2/15/2016
		250,000	(4)	53.85	2/15/2017
Brian T. Moynihan	77,742			33.01	12/20/2009	45,581	(6)	1,880,672
	111,060			31.29	10/16/2010	79,905	(3)	3,296,880
	138,826			29.68	10/15/2011	71,923	(4)	2,967,543
		200,000	(2)	46.68	2/1/2015
		180,000	(3)	44.36	2/15/2016
		200,000	(4)	53.85	2/15/2017
R. Eugene Taylor	100,000			24.22	1/3/2010
	480,000			26.64	2/1/2011
	500,000			30.68	2/1/2012
	200,000			35.02	2/3/2013
	200,000			40.78	2/2/2014
	200,000			46.68	2/1/2015
		180,000	(3)	44.36	2/15/2016
		250,000	(4)	53.85	2/15/2017

(1)	Value represents the market value of our Common Stock on December 31, 2007.
(2)	Award is scheduled to vest February 1, 2008.
(3)	Award is scheduled to vest February 15, 2009.
(4)	Award is scheduled to vest February 15, 2010.
(5)	Half of remaining award is scheduled to vest February 15, 2008 and half February 15, 2009.
(6)	Award is scheduled to vest February 15, 2008.

Pension Benefits. The following table provides information regarding the actuarial present value of each named executive officer’s accumulated benefits under the pension plans in which the named executive officer participates. For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note 16 to the Notes of Consolidated Financial Statements for the 2007 fiscal year included in our Form 10-K filed on February 28, 2008.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kenneth D. Lewis	Bank of America Pension Plan	38.33	857,205	0
	Pension Restoration Plan	38.33	4,227,618	0
	Bank of America SERP (frozen)	15.00	47,311,924	0
Joe L. Price	Bank of America Pension Plan	15.00	153,856	0
	Pension Restoration Plan	15.00	343,648	0
Amy Woods Brinkley	Bank of America Pension Plan	29.58	317,113	0
	Pension Restoration Plan	29.58	968,546	0
	Bank of America SERP (frozen)	15.00	10,728,966	0
Barbara J. Desoer	Bank of America Pension Plan	30.42	436,646	0
	Pension Restoration Plan	30.42	975,414	0
	Bank of America SERP (frozen)	15.00	8,339,888	0
Liam E. McGee	Bank of America Pension Plan	17.00	302,822	0
	Pension Restoration Plan	17.00	894,063	0
Brian T. Moynihan	Legacy Fleet Pension Plan	14.75	128,995	0
	RIAP	14.75	124,328	0
	Fleet SERP (frozen)	12.75	4,579,388	0
R. Eugene Taylor	Bank of America Pension Plan	38.33	606,695	0
	Pension Restoration Plan	38.33	1,376,817	0
	Bank of America SERP (frozen)	15.00	13,832,065	0

(1)	The named executive officers’ years of credited service under the Bank of America SERP and the Fleet SERP differ from their years of credited service under the other pension plans and from their actual service with us because the Bank of America SERP and the Fleet SERP are frozen plans. The Bank of America SERP was frozen effective December 31, 2002, and the named executive officers’ years of credited service under the Bank of America SERP only reflect service through the date of the freeze. Similarly, Mr. Moynihan agreed to a freeze of his participation in the Fleet SERP effective December 31, 2005, and his years of credited service under the Fleet SERP therefore reflect his service only through the date of the freeze. In addition, the Bank of America SERP did not take into account more than 15 years of service in its benefit formula before it was frozen, and that limit is also reflected in the table.

The following describes the material features of the pension plans presented in the table.

Qualified Pension Plans. We sponsor The Bank of America Pension Plan (the “Bank of America Pension Plan”), a tax-qualified cash balance pension plan which is available to nearly all of our associates (subject to certain minimum service requirements), other than associates who are covered by The Bank of America Pension Plan for Legacy Fleet (the “Legacy Fleet Pension Plan”) or certain other pension plans for legacy organizations. The named executive officers participate in the Bank of America Pension Plan, other than Mr. Moynihan who participates in the Legacy Fleet Pension Plan.

Both the Bank of America Pension Plan and the Legacy Fleet Pension Plan generally express benefits as a hypothetical cash balance account established in each participant’s name. A participant’s account receives two forms of credits: “compensation credits” and “investment credits” (for the Bank of America Pension Plan) or “interest credits” (for the Legacy Fleet Pension Plan).

Compensation credits equal a percentage of a participant’s compensation. “Compensation” for this purpose includes both salary and bonus under the Bank of America Pension Plan and salary only for Mr. Moynihan under the Legacy Fleet Pension Plan (such salary and bonus as described in the Summary Compensation Table). Compensation for this purpose is subject to the compensation limit applicable to tax-qualified plans ($225,000 for 2007). The applicable compensation credit percentage ranges between 2% and 8% under the Bank of America Pension Plan and between 4% and 8.5% (or between 7% and 16% for eligible compensation in excess of the Social Security wage base) under the Legacy Fleet Pension Plan, in each case depending on the participant’s combined age and years of credited service as of the start of each plan year.

“Investment credits” under the Bank of America Pension Plan are based on the performance of certain hypothetical investment measures selected by the participant from a menu of investment measures, which correspond to the investment funds available under The Bank of America 401(k) Plan. “Interest credits” under the Legacy Fleet Pension Plan equal the yield on 1-year T-bills, subject to a minimum annual rate of 3.25%.

Under either plan, at termination of employment after having completed at least five years of service, a participant will receive the amount then credited to the participant’s cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account.

Both plans also include certain protected minimum benefits, some of which relate to pension formulas from prior pension plans that have merged into the plans and some of which relate to the conversion to a cash balance form of plan. One of these protected minimum benefits under the Bank of America Pension Plan guarantees that the cash balance account will not be less than the opening cash balance account at conversion plus subsequent compensation credits.

Pension Restoration Plans. The named executive officers participate in the Bank of America Pension Restoration Plan (the “Pension Restoration Plan”), other than Mr. Moynihan who participates in the Retirement Income Assurance Plan for Legacy Fleet (the “RIAP”).

Both the Pension Restoration Plan and the RIAP are nonqualified deferred compensation plans that provide “make up” benefits for participants in the Bank of America Pension Plan or the Legacy Fleet Pension Plan (as applicable) whose plan benefits are reduced due to limits applicable to tax-qualified plans or due to participation in other nonqualified deferred compensation plans. However, since 2005, no benefits are accrued on a combined basis under the Bank of America Pension Plan and the Pension Restoration Plan, or under the Legacy Fleet Pension Plan and the RIAP, on any compensation for the year in excess of $250,000.

Under either plan, at termination of employment after having completed at least five years of service, a participant will receive the amount then credited to the participant’s Pension Restoration Plan or RIAP account, as applicable. As part of a design change to satisfy new federal tax laws affecting nonqualified deferred compensation plans, participants in the Pension Restoration Plan were given a one-time opportunity during 2006 to elect the form of payment as either a lump sum or annual installments over a period of up to 10 years, and were also allowed to elect the timing of payment to be either the year following termination of employment or any later year, not to exceed the year in which the participant reaches age 75. Participants in the RIAP with a benefit earned or vested after December 31, 2004 also were given a similar one-time opportunity during 2006 to elect the form and timing of payment of RIAP benefits earned and vested after December 31, 2004. Participants may make a separate payment election for RIAP benefits earned and vested on or before December 31, 2004 based on the provisions of the RIAP as in effect on December 31, 2004. Pension Restoration Plan and RIAP participants may change their payment elections in limited circumstances.

Frozen SERPs. Mr. Lewis, Ms. Brinkley, Ms. Desoer and Mr. Taylor participate in the Bank of America SERP, and Mr. Moynihan participates in the Fleet SERP. Consistent with our pay-for-performance mandate, the Bank of America SERP was frozen effective December 31, 2002, and Mr. Moynihan agreed to a freeze of his participation in the Fleet SERP effective December 31, 2005. As a result, no further benefits accrue under either the Bank of America SERP or the Fleet SERP for any named executive officer.

Prior to being frozen, each SERP provided a target retirement benefit expressed as a percentage of final average compensation, offset by benefits from the applicable tax-qualified pension plan and pension restoration plan and, in the case of the Bank of America SERP, offset by Social Security. The frozen SERP benefits are expressed as an annual joint and 75% survivor annuity commencing at age 60.

The frozen annuity benefit is actuarially reduced for commencement prior to age 60 or actuarially increased for commencement after age 60. Actuarially equivalent lump sum and installment payment options may also be elected. Actuarial equivalency under the Bank of America SERP is based on the actuarial assumptions that were in effect under the Bank of America Pension Plan for 2002, the year that SERP was frozen. Likewise, actuarial equivalency under the Fleet SERP is based on the actuarial assumptions that were in effect under the Legacy Fleet Pension Plan for 2005, the year that SERP was frozen.

Nonqualified Deferred Compensation. The following table shows information about the participation by each named executive officer in our nonqualified deferred compensation plans:

Name	Executive Contributions in 2007 ($) (1)	Registrant Contributions in 2007 ($) (2)	Aggregate Earnings in 2007 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2007 ($) (3)
Kenneth D. Lewis (4)	12,750	0	(5,615,429)	1,440,000	26,825,352
Joe L. Price	220,000	1,500	104,448	0	1,651,848
Amy Woods Brinkley	794,500	1,500	244,919	0	5,738,734
Barbara J. Desoer	5,786	1,500	1,202,842	0	14,794,985
Liam E. McGee	5,786	1,500	5,302	0	83,729
Brian T. Moynihan	34,820	1,500	108,997	0	1,032,104
R. Eugene Taylor	5,786	1,500	206,965	0	2,780,444

(1)	Amounts in this column represent executive officer elective deferrals credited during 2007 under the Bank of America 401(k) Restoration Plan, comprised of the deferred portion of: (i) base salary otherwise payable in 2007; and (ii) the cash incentive award otherwise payable in February 2007 related to 2006 performance.

(2)	Amounts in this column represent matching contributions credited during 2007 under the Bank of America 401(k) Restoration Plan, which were determined based on 2006 deferrals. This is different from the amount of matching contributions reported in the Summary Compensation Table for 2007, which represents the aggregate matching contributions credited under our qualified and nonqualified 401(k) plans based on 2007 deferrals.

(3)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current or prior years:

Name	Amount of 2007 Contributions and Earnings Reported As Compensation in 2007 Summary Compensation Table	Amounts in “Aggregate Balance at December 31, 2007” Column Reported As Compensation in Summary Compensation Tables for Prior Years
Kenneth D. Lewis	12,750	22,414,150
Joe L. Price	64,500	0
Amy Woods Brinkley	104,500	3,146,700
Barbara J. Desoer	5,786	6,912,149
Liam E. McGee	5,786	69,657
Brian T. Moynihan	57,999	155,227
R. Eugene Taylor	5,786	976,023

(4)

The vast majority of Mr. Lewis’ Aggregate Balance at December 31, 2007 relates to a restricted stock unit award granted in July 1999, vested in July 2004 and payable in shares following retirement. See below for more details. The required holding of the vested stock units until retirement further aligns Mr. Lewis’ interests with the long-term interests of our stockholders.

The following describes the material features of our nonqualified deferred compensation plans in which the named executive officers participate.

401(k) Restoration Plan. The named executive officers participate in the Bank of America 401(k) Restoration Plan (the “401(k) Restoration Plan”). The 401(k) Restoration Plan is available to our associates with annual cash compensation of $150,000 or more. The 401(k) Restoration Plan is a nonqualified retirement savings plan that provides “make up” benefits for participants in The Bank of America 401(k) Plan or The Bank of America 401(k) Plan for Legacy Fleet and MBNA (the “401(k) Plans”) whose contributions are adversely affected due to limits applicable to tax-qualified plans.

Under the plan, participants may defer up to 30% of base salary after reaching the 401(k) Plans’ limits and up to 90% of commissions and most cash incentives. Participants who have completed at least 12 months of service are also eligible for a matching contribution. We match 100% of the first 5% of participant deferrals. However, no matching contributions are made on a combined basis under the 401(k) Plans and the 401(k) Restoration Plan on any compensation for the year in excess of $250,000, resulting in a maximum matching contribution on a combined basis of $12,500.

Accounts under the 401(k) Restoration Plan are adjusted for investment gains and losses based on the performance of certain hypothetical investment choices selected by the participant. These investment choices are the same investment choices available under the 401(k) Plans. Participants may change their investment elections at any time under the same rules that apply under the 401(k) Plans.

When participants make their deferral elections for a year, they also elect how those deferrals will ultimately be paid. Participants may elect a lump sum or installments of up to 10 years, and the timing may be the year following termination of employment or any other year, before or after termination of employment, as specified by the participant, but not beyond the year the participant turns age 75. As a result, planned in-service distributions are available. A separate distribution election is made for matching contributions, but payment for these amounts cannot begin before termination of employment. Changes to payment elections are permitted in limited circumstances. Participants may also request unplanned in-service distributions in limited emergency situations.

Deferred Compensation Plan. Mr. Lewis and Mr. Taylor also participate in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the “Deferred Compensation Plan”) which was established as of November 1, 1985. Each of these named executive officers deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by the named executives officers under the Deferred Compensation Plan since 1989.

Under the Deferred Compensation Plan, a participant receives his prior deferrals, along with interest, following his termination of employment. The annual rate of interest depends on the participant’s age and years of service at termination and will be approximately 13% (in the case of normal retirement or “special” early retirement), 11% (in the case of “regular” early retirement) or 8% (in the case of termination prior to “regular” early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62, “special” early retirement means termination of employment following attainment of age 55 with 20 years of service; and “regular” early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a participant who dies while in service receives a benefit equal to the participant’s “regular” early retirement benefit (or the participant’s “special” early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for “regular” early retirement may, in effect, receive a return on the participant’s deferrals that is greater than an 11% annual rate.

Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following termination of employment before eligibility for “regular” early retirement. Participants may also request unplanned in-service distributions in limited emergency situations.

FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2. Mr. Moynihan also participates in the FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2 (the “Fleet Deferred Com-

pensation Plan”), which is a nonqualified retirement savings plan intended to provide eligible associates with the ability to defer receipt of certain types of compensation. Mr. Moynihan deferred incentive awards under this plan during the period from 1994 to 1997. No deferrals have been permitted under this plan since 2002.

Deferrals made under the plan before 1998 are credited with interest at an annual rate of 12%. Under the terms of the plan, as a result of the FleetBoston acquisition, we can not amend the plan to change this rate. Deferrals made under the plan between 1998 and 2001 are credited with interest at an annual rate of 4%, and deferrals made under the plan in 2002 receive interest based on the return for one-year Treasury bills.

Benefits are payable in a lump sum or annual installments of up to 15 years commencing in the year of employment termination or any later year as elected by the participant, but not beyond the year the participant turns age 65. Participants may change the time or form of payment with an election made at least 12 months before their employment ends. Participants were able to schedule an in-service payment at the time deferrals elections were originally made. Participants may also request unplanned in-service distributions in limited emergency situations, and in-service withdrawals in the absence of hardship also are permitted subject to a withdrawal penalty.

FleetBoston Financial Corporation Executive Supplemental Plan. Mr. Moynihan also participates in the FleetBoston Financial Corporation Executive Supplemental Plan (the “ESP”). Similar to the 401(k) Restoration Plan, the ESP provided “make up” benefits for certain participants in The Bank of America 401(k) Plan for Legacy Fleet and MBNA whose contributions were adversely affected due to limits applicable to tax-qualified plans. However, no contributions have been made to the ESP since December 31, 2004.

Accounts under the ESP are adjusted for investment gains and losses based on the performance of four hypothetical investment choices selected by the participant. Participants may change their investment elections at any time under the same rules that apply under the 401(k) Plans. Benefits are payable in a lump sum or annual installments of up to 15 years commencing in the year of employment termination or any later year as elected by the participant, but not beyond the year the participant turns age 65. However, participants younger than age 55 may not elect installments. Participants may change the time or form of payment with an election made at least 12 months before their employment ends. Participants may also request unplanned in-service distributions in limited emergency situations.

1999 Restricted Stock Grant to Mr. Lewis. We granted Mr. Lewis an award of 600,000 restricted stock units on July 1, 1999 which became vested on July 1, 2004. Under the terms of this award, the units are payable commencing on or about January 31 of the year following the year Mr. Lewis terminates employment with us. The units are payable in the form of shares of our Common Stock, with one share payable for each unit. Mr. Lewis may elect at any time up to 12 months before his employment termination date to have the units paid in a single payment or annual installments over five or ten years. Until the units are paid, Mr. Lewis receives cash dividend equivalents at the same time and in the same amount as if the units were issued and outstanding shares of our Common Stock.

Post-Employment Benefits. None of our executive officers have employment, severance or change in control agreements with us. Consequently, none of our executive officers have any right to cash severance of any kind under any circumstances. In addition, under our policy regarding executive severance agreements, we will not enter into employment or severance agreements with our named executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by our stockholders.

Our restricted stock and stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. For awards granted in 2006 or later, the awards include provisions that may permit the continued vesting of the award per the original vesting schedule if the executive does not go to work for a named competitor during the original vesting period and annually provides us with a written certification that he or she is in compliance with this requirement. This provision applies if the associate meets the “Rule of 60” at the date of termination. Rule of 60 is met when an associate has at least 10 years of vesting service under our pension plan in which he or she participates and his or her age and years of service add up to at least 60. Currently, each of the named executive officers meets the Rule of 60.

The following chart shows the value of restricted stock and stock option awards that would have become vested or forfeited, or that could have continued to vest subject to the non-compete requirement, for a termination of employment as of December 31, 2007, other than for Mr. Taylor. For this purpose, restricted stock awards were valued at our closing price as of December 31, 2007, and stock options were valued as the difference between our closing price as of that date and the applicable exercise price of the stock options. On this basis, as of December 31, 2007 all of the unvested stock options had a value of $0.

Name	Termination for Cause	Death or Disability or upon Change in Control	Termination due to Workforce Reduction/Divestiture			Any Other Involuntary Termination Without Cause			Voluntary Termination
	Forfeit ($)	Immediate Vesting ($)	Immediate Vesting ($)	Continued Vesting, Subject to Non Compete ($)	Forfeit ($)	Immediate Vesting ($)	Continued Vesting, Subject to Non Compete ($)	Forfeit ($)	Immediate Vesting ($)	Continued Vesting, Subject to Non Compete ($)	Forfeit ($)
Kenneth D. Lewis	29,742,065	29,742,065	29,742,065	0	0	29,742,065	0	0	10,383,285	19,358,780	0
Joe L. Price	2,620,258	2,620,258	2,527,423	92,835	0	2,104,508	515,750	0	209,766	2,410,492	0
Amy Woods Brinkley	9,214,720	9,214,720	9,214,720	0	0	9,214,720	0	0	2,796,768	6,417,952	0
Barbara J. Desoer	9,212,450	9,212,450	9,212,450	0	0	9,212,450	0	0	2,444,449	6,768,001	0
Liam E. McGee	10,232,067	10,232,067	10,232,067	0	0	10,232,067	0	0	2,770,361	7,461,706	0
Brian T. Moynihan	8,145,095	8,145,095	8,145,095	0	0	8,145,095	0	0	1,880,672	6,264,423	0

In connection with Mr. Taylor’s termination of employment on December 31, 2007, his equity awards received the following treatment in accordance with the terms of those awards as originally granted:

•	all of his 246,669 unvested shares of restricted stock, with a total value of $10,177,563 as of December 31, 2007, became vested; and

•	all of his 430,000 unvested stock options, with a total value of $0 as of December 31, 2007, will continue to vest per original schedule.

The stock options that continue to vest per the original schedule will become vested as long as Mr. Taylor does not go to work for a named competitor during the original vesting period and certifies in writing at least annually that he has not gone to work for a named competitor.

Following termination of employment, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under our various plans in which they participate. The value of those benefits as of December 31, 2007 is set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.” There are no special or enhanced benefits under those plans for our executive officers, and all of our executive officers are fully vested in those benefits.

Mr. Lewis also has death benefit coverage under a split-dollar life insurance policy. No premiums have been paid under this policy since 2001. Death benefits are payable upon the death of both Mr. Lewis and his wife. At that time, we will recover the total premiums we paid for the policy, and the remaining death benefit will be payable to Mr. Lewis’s designated beneficiary. This policy continues in effect after his termination of employment. As of December 31, 2007, the amount of the death benefit payable to Mr. Lewis’s beneficiary was $10,317,728.

Any associate who is a former NationsBank associate and who was hired before January 1, 2000, is eligible for an annual supplement to help cover the cost of retiree medical benefits if he or she meets the “Rule of 75” at termination. The amount of this supplement equals $30 per year of service. An associate meets the Rule of 75 if he or she retires after age 50, with at least 15 years of vesting service under our pension plan, and with a combined age and years of service of 75 or more. As of the end of the last fiscal year, the only executive officers eligible for these benefits are Mr. Lewis, Mr. Taylor and Ms. Brinkley. The amount of the annual retiree medical benefit supplement for these three executives based on their years of service through December 31, 2007 is $1,140 for Mr. Lewis and Mr. Taylor and $870 for Ms. Brinkley. This benefit continues at a 50% rate for the life of the surviving spouse.

Also, eligible associates hired before January 1, 2006 who meet the Rule of 75 when they terminate receive $5,000 of retiree life insurance coverage. As of the end of the last fiscal year, Mr. Lewis, Mr. Taylor, Ms. Brinkley and Ms. Desoer would each have qualified for this benefit.

We make financial planning and tax preparation services available to our executive officers during their employment with us. This benefit continues through the end of the year in which they cease employment, including preparation of that year’s tax return. However, in the case of a termination for cause, the benefit stops immediately.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mrs. Mitchell, Mr. Ryan, Mr. Sloan and Mrs. Spangler served during 2007 and currently serve on the Compensation and Benefits Committee. None of these individuals is or has been an officer or associate of the Corporation.

CERTAIN TRANSACTIONS

A number of our directors and executive officers and certain business organizations and individuals associated with them have been customers of our banking subsidiaries. All extensions of credit to these persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with persons not related to the Corporation and did not involve more than the normal risk of collectibility or present other unfavorable features.

We have adopted written policies to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the board of directors of the appropriate subsidiary bank. We have not adopted any written policies with respect to other transactions involving the Corporation in which a director or executive officer or immediate family member may have a direct or indirect material interest. Such transactions are reported initially to the Corporate Secretary in response to an annual written questionnaire process, or by the persons involved in such transactions on an ad hoc basis. The Corporate Secretary annually prepares a report on such transactions for review by the Board, at which time the Board determines whether or not to approve or ratify such transactions.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of five members of the Board, each of whom is independent under the NYSE listing standards, the Director Independence Categorical Standards and SEC rules and regulations applicable to audit committees. The Board has adopted, and annually reviews, an Audit Committee charter. The charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

The Audit Committee has reviewed and discussed the Corporation’s December 31, 2007 audited financial statements with management and with PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm (“PwC”). The Audit Committee also has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications) and adopted by the Public Company Accounting Oversight Board.

The Audit Committee also has received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PwC their independence from the Corporation. The Audit Committee also has considered whether the provision of non-audit services to the Corporation is compatible with PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2007 audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the Audit Committee of the Board:

Thomas J. May, Chairman

William Barnet, III

John T. Collins

Tommy R. Franks

Walter E. Massey

ITEM 2: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

The Audit Committee has selected PwC as the independent registered public accounting firm to audit the books of the Corporation and its subsidiaries for the year ending December 31, 2008, to report on the consolidated balance sheet and related consolidated statement of income, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the stockholders vote in favor of ratifying the selection of PwC for the purposes set forth above. If the stockholders do not ratify the selection of PwC, the Audit Committee will consider a change in auditors for the next year.

PwC has advised the Audit Committee that they are independent accountants with respect to the Corporation, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC. Representatives of PwC will be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions.

Fees to Independent Registered Public Accounting Firm for 2007 and 2006

The following is a summary of the fees billed to us by PwC for professional services rendered for 2007 and 2006:

	2007	2006
	(in millions)
Audit Fees	$39.3	$36.8
Audit-Related Fees	$6.1	$7.2
Tax Fees	$16.1	$15.0
All Other Fees	$0.1	$1.2

Total Fees	$61.6	$60.2

Audit Fees. Audit fees consist of fees billed by PwC related to the audit of our consolidated financial statements, the audit of statutory and subsidiary financial statements, certain agreed upon procedures and other attestation reports, the issuance of comfort letters and SEC consents.

Audit-Related Fees. Audit-related fees consist of fees billed by PwC for other audit and attest services, financial accounting, reporting and compliance matters, risk and control reviews and transaction and due diligence services.

Tax Fees. Tax fees consist of fees billed by PwC for tax compliance, advisory and planning services.

All Other Fees. All other fees principally consist of fees billed by PwC for international human resource advisory work.

Pre-approval Policies and Procedures

Under the Audit Committee’s pre-approval policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. On an annual basis, the Audit Committee pre-approves a list of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. The list of pre-approved services is divided into four categories: audit services, audit-related services, tax services and all other services. In addition, the Audit Committee sets pre-approved fee levels for each of these listed services. Any type of service that is not included on the list of pre-approved services must be specifically approved by the Audit Committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the Audit Committee or its designee.

The Audit Committee has delegated pre-approval authority to the Audit Committee chairman and any pre-approved actions by the Audit Committee chairman as designee are reported to the Audit Committee for approval at its next scheduled meeting.

All of the fees paid to PwC in 2007 were pre-approved by the Audit Committee.

The Board recommends a vote “FOR” ratifying the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2008 (Item 2 on the proxy card).

ITEMS 3 THRU 10: STOCKHOLDER PROPOSALS

We received the stockholder proposals set forth below in Items 3 thru 10. For the reasons set forth after each of these proposals, the Board recommends a vote “AGAINST” Items 3 thru 10.

ITEM 3: STOCKHOLDER PROPOSAL REGARDING STOCK OPTIONS

The Corporation has received the following stockholder proposal from Mrs. Evelyn Y. Davis, Watergate Office Building - Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037. As of the record date for the Annual Meeting, Mrs. Davis beneficially owned 1,720 shares of Common Stock.

RESOLVED: “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to senior executive officers, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

Stockholder’s Statement Supporting Item 3:

REASONS: “Stock option awards have gotten out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

“There are other ways to “reward” senior executive officers, including giving them actual STOCK instead of options.

“Recent scandals involving CERTAIN financial institutions have pointed out how analysts can manipulate earnings estimates and stock prices.” “Last year the owners of 117,647,325 shares, representing approximately 3.9% of shares voting, voted FOR my similar proposal.”

“If you AGREE, please vote YOUR proxy FOR this resolution.”

The Board recommends a vote “AGAINST” Item 3 for the following reasons:

The Board believes that this proposal, which calls for a complete ban on any future stock option grants to our senior executives, is extreme and excessively restrictive, and therefore the adoption of the proposal is not in the best interests of the Corporation and our stockholders. The proposal’s request that stock options not be re-priced or renewed is unnecessary because we already prohibit stock option reloading and re-pricing.

The proponent submitted a proposal seeking a similar ban in connection with our 2007 Annual Meeting of Stockholders, but the proposal received less than 4% support from our stockholders. As discussed below, the Board believes our stockholders should also vote “against” this proposal.

A balanced and effective incentive compensation program, and the ability to attract, retain and provide appropriate incentives to executives, serves the best interests of our stockholders. Stock options are a valuable part of an effective compensation program that compensates executives based on individual and company performance. The proposal’s complete prohibition on stock option grants to senior executives would deprive the Corporation of any ability to incorporate stock options into our incentive compensation programs and would therefore hinder our ability to attract and retain talented executive officers.

When used appropriately, as the Board believes they are, stock options can provide effective incentives and offer a simple, direct way to align the interests of our executive officers with those of our stockholders. In recent years we have taken a series of steps to further align our stock-related programs with the interests of stockholders.

•	We have been a leader in the shift from stock options to restricted stock as part of a balanced approach to stock compensation.

•

Grants of stock options to executive officers and other members of senior management do not vest until the third anniversary of the grant date. Stock option grants to executive officers and other members of senior management also include a requirement to hold the shares received upon exercise (net of any shares sold to satisfy withholding taxes) for three years and one year, respectively, after exercise.

•	The Key Associate Stock Plan limits the ability of the Compensation and Benefits Committee to accelerate vesting or waive restrictions on awards.

The proposal also requests that stock options not be re-priced or renewed. As discussed on page 21 of this proxy, our Key Associate Stock Plan, which is the only plan under which awards are made to our executive officers and other key associates, specifically prohibits discounted stock options, reload stock options and stock option re-pricing.

For these reasons, the Board opposes the proposal.

ITEM 4: STOCKHOLDER PROPOSAL REGARDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Corporation has received the following stockholder proposal from Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021. As of the record date for the Annual Meeting, Mr. Steiner beneficially owned 926 shares of Common Stock.

4–Shareholder Say on Executive Pay

RESOLVED: “That shareholders of our company request our board to adopt a policy to give shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (NEOs) set forth in the proxy statement’s Summary Compensation Table (SCT) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.”

Stockholder’s Statement Supporting Item 4:

Investors are increasingly concerned about mushrooming executive pay which often appears to be insufficiently aligned with the creation of shareholder value. As a result, shareholders filed more than 60 “say on pay” resolutions with companies in 2007, averaging a 42% vote. In fact, seven resolutions exceeded a majority vote. Verizon Communications (VZ) and Aflac (AFL) decided to present such a resolution to a shareholder vote.

A bill to provide for annual advisory votes on executive pay passed in the U.S. House of Representatives by a 2-to-1 margin.

I believe this proposal has particular application to our company. The Corporate Library http://www.thecorporate library.com, an independent investment research firm, rated our company “Very High Concern” in CEO Pay - $27 million.

I believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuncration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

If investors wish to register opposition to a pay package(s) in the previous year, withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction.

Accordingly, I urge our board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide our board with useful information about shareholder views on our company’s senior executive compensation, as reported each year.

The Board recommends a vote “AGAINST” Item 4 for the following reasons:

The Board has considered this proposal and believes that its adoption is both unnecessary and contrary to the best interests of the Corporation and our stockholders. Stockholders already have effective avenues for communication with the Board. In addition, the proposed advisory vote would not provide the Board with sufficient information to address stockholder concerns and may impede our ability to attract the most qualified executive talent.

The proposal suggests that an advisory vote by stockholders on the Summary Compensation Table (“SCT”) and the “accompanying narrative disclosure of material factors” is necessary because executive compensation is “insufficiently aligned with the creation of shareholder value.” However, the Compensation and Benefits Committee already uses a structured, principled pay-for-performance program for executive compensation that directly aligns compensation with stockholder interests. Nearly all of the total annual compensation opportunity for our executive officers is awarded based on our performance. We also provide most of the total annual compensation opportunity in stock, because stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our stockholders. See “Compensation Discussion and Analysis” on page 20. The Board believes that the Compensation and Benefits Committee is best positioned to consider the numerous factors that should appropriately impact executive compensation decisions, such as our business goals, the performance of our competitors and the market for executive talent.

The proposal indicates that stockholders need an opportunity to “express their opinion” on executive compensation, but the Board already has in place avenues that provide stockholders the ability to express their views on any issues of concern, including executive compensation. Representatives of the Corporation regularly meet with our largest stockholders to hear their views. They also meet with governance experts and proxy advisory firms to discuss governance issues. The Board has also established procedures for all stockholders to communicate directly with the full Board or any committee, including the Compensation and Benefits Committee, as disclosed on a dedicated “Contact the Board” page of our website, described in this proxy statement, and disclosed in our Corporate Governance Guidelines (available on our website).

In addition, the Board does not believe that an advisory vote on the SCT would provide the Board or management with actionable information. An up-or-down referendum would not identify the particular elements of compensation with which stockholders are concerned nor would it provide the Board with meaningful stockholder input. The proposal if adopted also could put the Corporation at a competitive disadvantage in attracting and retaining executive officers due to a perception that compensation at the Corporation may not be responsive to changes in the market for executive talent because of the advisory vote.

For these reasons, the Board opposes the advisory vote requested in the proposal.

Item 5: STOCKHOLDER PROPOSAL REGARDING DETERMINATION OF CEO COMPENSATION

The Corporation has received the following stockholder proposal from Mr. Frank Coleman Inman, 600 Cherry Drive, #3, Eugene, OR 97401. As of the record date for the Annual Meeting, Mr. Inman beneficially owned 29,600 shares of Common Stock.

RESOLVED: “That shareholders of Bank of America Corporation hereby request that our board of directors not increase CEO compensation more than the rate of diluted earnings per share growth over the previous year.”

Stockholder’s Statement Supporting Item 5:

Over the past dozen years, Bank of America CEO compensation has risen from about $5,000,000 per year to $27,873,348 in 2006. Diluted earnings per share have also grown substantially until the 3rd quarter of 2007, but have not kept up with this CEO pay increase of over 400%. Even most CEOs agree that CEOs are overpaid, but boards of directors are usually quite generous with the stockholders’ money, mostly other peoples money (OPM).

Our CEO is quite effective overall, and will most likely still give his best efforts for $10,000,000 to $25,000,000 per year. Perhaps our bank should also avoid overpaying the next six top executives, who each enjoyed over $10,000,000 compensation in 2006. After all, our stock has fallen this year, and 3rd quarter 2007 earnings fell far below expectations.

One argument for high CEO pay is that the board needs to provide great incentives for great work, but over rewarding the CEO can backfire. Our CEO has been so highly compensated in the past that from September 22, 2006 to February 13, 2007, our CEO chose to exercise 4,343,770 BAC stock options, and sold or disposed of 3,122,146 BAC shares valued at $166,683,200; values per share ranged from $52.21 to $54.90. Our CEO will be extremely to obscenely wealthy regardless of the performance our stock in the future, not optimal for stockholders. Recently, two CEOs of other large banks, whose share prices have fallen far more than ours, left incredibly wealthy.

Thus, many dispute the argument that corporations have to pay top executives as much as comparable firms. Like many of our parents said, if everyone else jumped off a bridge, would you? In fact, the very highest paid CEOs tend to preside over the worst performing companies.

Given current consolidations and challenges in the U.S. banking industry, stockholders are more likely to lose our top seven executives to retirement than to competitors. How many of us would work more than a few years if we were earning over $10,000,000 per year? Therefore, overpay can reduce the number of years an excellent executive chooses to work.

Paying our seven top people so much may cause resentment among the vast majority of our associates (employees) who earn far less than $100,000 per year. We are not Goldman Sachs, as our recent investment banking performance has unfortunately highlighted. We are truly Bank of America, and are great at business and consumer banking.

With minor executive pay changes, associates and stockholders should feel even better about our bank. Future growth in earnings, dividends, and share price over the next decade should make Bank of America a fine investment. I have never sold a share, and do not plan to start now.

Please vote “FOR” this pro-stockholder proposal.

The Board recommends a vote “AGAINST” Item 5 for the following reasons:

The Board believes that this proposal is unnecessary and inadvisable given the significant performance-based components of our executive compensation program and the need for flexibility and the exercise of informed judgment in setting the compensation of the Chief Executive Officer (“CEO”).

The Board believes that our current executive compensation program directly links executive compensation to our performance, as demonstrated by the decrease in compensation paid to the CEO for 2007. This program is under the direction of the Compensation and Benefits Committee, which is composed solely of independent directors. The program looks at several performance factors both quantitatively and qualitatively rather than tying changes in compensation to a single, pre-determined measure as the proposal would do. Moreover, the program is designed to permit the Committee to exercise its judgment and attract and retain the highest quality executive officers.

The proposal would impose an arbitrary and indefinite limit on the compensation of the CEO by tying increases in CEO compensation to a single measure—the rate of growth in our diluted earnings per share over the prior year. The proponent does not explain why the growth rate in diluted earnings per share should be the sole determining benchmark for limiting compensation, nor is the duration of the limit specified. There also is no provision for appropriate exceptions.

As described in more detail in the Compensation Discussion and Analysis section of this proxy statement (see page 20), the Compensation and Benefits Committee takes steps to see that our executive compensation program is reasonable and appropriate and that the program rewards performance. The Committee follows a principled, structured framework for analysis to determine compensation and focuses on four financial performance measures that collectively reflect successful management of our business. The Committee also considers advice from an independent executive compensation consultant, who, among other things, provides data regarding compensation practices from our primary competitor group. The Committee takes into account both performance against internal business goals and relative performance against our competitors over varying time frames. The proposal would restrict the Committee’s ability to consider these factors, and to take into account individual performance in determining executive compensation. Accordingly, the proposal would directly undermine the Committee’s authority and would prevent it from exercising informed judgment to make compensation determinations based on the kind of multi-factor analysis that is appropriate given the size and scope of our business.

Finally, adoption of the proposal would severely impair the Corporation’s ability to attract, motivate and retain a CEO who can contribute to our long-term success and build stockholder value. Limiting compensation of the CEO by any one, single factor would eliminate our flexibility in establishing compensation levels that appropriately respond to market and industry considerations. We must be able to offer compensation programs that compete with those of comparable companies. This proposal would put us at a disadvantage relative to our competitors, who would not be constrained by this arbitrary and indefinite limit.

For these reasons, the Board believes that the proposal is unnecessary and not in the best interests of our stockholders.

Item 6: STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

The Corporation has received the following stockholder proposal from Mr. Nick Rossi, P.O. Box 249, Boonville, CA 95415. As of the record date for the Annual Meeting, Mr. Rossi beneficially owned 1,400 shares of Common Stock.

6–Cumulative Voting

RESOLVED: Cumulative Voting. “Shareholders recommend that our Board adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.”

Stockholder’s Statement Supporting Item 6:

Cumulative voting won 54%-support at Aetna and 56%-support at Alaska Air in 2005. It also received 55%-support at GM in 2006. The Council of Institutional Investors www.cii.org has recommended adoption of this proposal topic. CalPERS has also recommend a yes-vote for proposals on this topic.

Cumulative voting encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation. Cumulative voting also allows a significant group of shareholders to elect a director of its choice - safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Most importantly cumulative voting encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation.

The merits of this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were reported:

•	The Corporate Library, http://www.thecorporatelibrary.com, an independent investment research firm rated our company:

“D” in Corporate Governance.

“Very High Concern” in CEO Pay - $27 million.

“High Governance Risk Assessment.”

•	We did not have an Independent Chairman - Independence concern.
•	We had no shareholder right to act by written consent.
•	We had 17 directors - Unwieldy board concern and potential CEO dominance.
•	Two directors had potentially compromising non-director links to our company - Independence concern:

Mr. Gifford

Mr. Bramble

Additionally:

•	Three directors were designated as “Accelerated Vesting” directors due to their involvement with a board that sped up stock option vesting in order to avoid recognizing the related cost:

Mr. Gifford

Ms. Ward

Ms. Mitchell

•	Five directors (up from three directors in 2006) served on other boards rated “D” by the Corporate Library:

Mr. Gifford

Ms. Ward

Mr. Massey

Mr. Sloan

Mr. Countryman

•

Six directors were designated as “Problem Directors.” For example Mr. Gifford was designated as a “Problem Director” due to his involvement with the FleetBoston board, which approved a major round of executive rewards even as the company was under investigation by regulators for multiple instances of improper activity.

The above concerns shows there is room for improvement and reinforces the reason to take one step forward now and encourage our board to respond positively to this proposal:

Cumulative Voting

Yes on 6

The Board recommends a vote “AGAINST” Item 6 for the following reasons:

The Board has considered this proposal and does not believe that the Corporation should implement cumulative voting. The Board has already adopted measures designed to provide stockholders with a meaningful voice in the election of directors. These measures include:

•

the implementation of a majority vote standard in director elections (with a carve-out for plurality voting in situations where there are more nominees than seats), together with a director resignation policy;

•	annual election of directors; and

•	procedures for stockholders to recommend director candidates for consideration by the Corporate Governance Committee.

A substantial majority of the Board and the entire Corporate Governance Committee, which oversees the director nomination process, are composed of independent directors.

The Board is concerned that cumulative voting may raise difficult issues given the Corporation’s majority voting standard for director elections. Although the rules governing plurality voting are well understood, cumulative voting at companies that have a majority voting standard in director elections presents complex technical and legal issues. These issues have led the American Bar Association Committee on Corporate Laws to recommend that majority voting in director elections not apply at companies with cumulative voting. The Corporation already follows corporate governance best practices by applying a majority voting standard in director elections.

The Board believes directors should be elected through a system that fosters the election of a board of directors that represents the interests of all stockholders, not just those of particular groups. The Corporation’s present system, which does not permit cumulative voting in director elections, provides the best assurance that each director will represent the interests of all stockholders rather than the interests of a special constituency. By contrast, cumulative voting could favor special interest groups and jeopardize the representation of all stockholders. Cumulative voting would make it possible for a special interest group to elect one or more directors beholden to that group’s narrow interests. This, in turn, would make it possible for a small minority of stockholders to influence the composition of the Board despite their minimal ownership interest in the Corporation. Cumulative voting could also result in factionalism and discord within the Board, which would undermine its ability to work effectively on behalf of the common interests of all stockholders.

The Board believes that cumulative voting may interfere with the goal of developing and maintaining a Board comprised of individuals with a diverse range of knowledge, experience and expertise. Our company is one of the world’s largest financial institutions, serving clients in 175 countries and offering a full range of banking, investment, cash management, financing, wealth management, and other financial services and products. Representation of a wide range of skills and experience is critical on a board that oversees an organization of this scope and size. The Corporate Governance Committee works hard to identify director nominees who will bring the necessary skills and experience to the Board. Cumulative voting would allow for the accumulation of votes behind nominees who may lack the appropriate qualifications for Board service.

The adoption of cumulative voting would be inconsistent with practice at most other public companies. Among companies in the S&P 500, only 7% of companies had cumulative voting as of January 2008, according to SharkRepellent.net, a corporate governance research provider.

The Board believes that changing the current voting procedure to provide for cumulative voting would not be in the best interests of our stockholders.

Item 7: STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

The Corporation has received the following stockholder proposal from SEIU Master Trust, 11 Dupont Circle, N.W., Suite 900, Washington, DC 20036. As of the record date for the Annual Meeting, SEIU Master Trust beneficially owned 155,800 shares of Common Stock.

RESOLVED: “That pursuant to Section 109 of the Delaware General Corporation Law, the stockholders of Bank of America Corporation (“Bank of America”) hereby amend the bylaws to add the following text to the end of Article VI Section 7:

“The Chairman of the Board shall be a director who is independent from the Corporation. For purposes of this Bylaw, “independent” has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Corporation’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the Board of Directors determines that a Chairman who was independent at the time he or she was selected is no longer independent, the Board of Directors shall select a new Chairman who satisfies the requirements of this Bylaw within 60 days of such determination. Compliance with this Bylaw shall be excused if no director who qualifies as independent is elected by the stockholders or if no director who is independent is willing to serve as Chairman of the Board. This Bylaw shall apply prospectively, so as not to violate any contractual obligation of the Corporation in effect when this Bylaw was adopted.”

Stockholder’s Statement Supporting Item 7:

Currently, Bank of America CEO Kenneth Lewis serves as the Chairman of the Board. We believe that independent board leadership would benefit Bank of America and its stockholders, and provide a crucial check-and-balance at a company that has enormous potential influence on the U.S. economy and related industries.

Independent board leadership would help ensure that the Board’s focus remains on the interests of Bank of America’s shareowners and customers. Separating the roles of Chairman and CEO can promote greater executive management accountability and lead to more objective evaluation and compensation of our CEO. For instance, CEO Lewis received $27.9 million in compensation for 2006 alone (2007 Proxy Statement). Additionally, our Company underperformed its GICS peers for the one- and three-year periods (Institutional Shareholder Services, BAC Proxy Report 4/07).

According to the Company’s 2007 proxy statement, the Board of Directors has five key responsibilities, of which three involve overseeing the CEO (monitoring CEO performance, compensating the CEO, and creating a succession plan for the CEO). While our Company recently designated a Lead Director (2006), the Lead Director’s role is to serve “as a liaison with the Chairman and CEO”-not as an overseer of the CEO. Because financial services companies are extraordinarily complex, can deeply impact financial markets, and wield enormous power, we believe the role of Chairman and CEO should be separated to ensure proper oversight of executives, and to increase accountability by management to the entire Board.

We urge stockholders to vote for this Proposal.

The Board recommends a vote “AGAINST” Item 7 for the following reasons:

The Board has considered this proposal and believes its adoption is unnecessary and not in the best interests of the Corporation and its stockholders.

Our bylaws and Corporate Governance Guidelines already permit the roles of Chairman and Chief Executive Officer to be filled by different individuals. The Board deliberates and decides, each time it selects a CEO, whether the roles should be combined or separate, based upon our needs at that time. The Board believes that we are currently best served by having Mr. Lewis assume both responsibilities.

The Board strongly believes that the decision of who should serve in these roles, and whether the roles should be combined, is the responsibility of the Board. The decision should not be dictated by abstract, philosophical considerations that assume all corporations are the same, that are hotly disputed by corporate governance experts and can cause more harm than good.

The Board believes that there is already substantial independent oversight of management:

•

We have a Lead Director. As discussed on page 5 of this proxy, we have an independent and active Lead Director with clearly defined leadership authority and responsibilities. The Lead Director chairs meetings of the non-management and independent directors, approves board meeting agendas, has the authority to call meetings of the independent directors, serves as a liaison with our Chairman and CEO, and provides an important communication link between the other independent directors and our stockholders. Our current Lead Director chairs the Executive Committee and the Compensation and Benefits Committee and also sits on the Corporate Governance Committee. In contrast, the Chairman’s responsibilities include presiding at meetings of the Board and at the annual meeting of stockholders.

•

We have a substantial majority of Independent Directors. Fourteen out of the sixteen director nominees are independent as defined by the NYSE listing standards and our Director Independence Categorical Standards. Only two of our director nominees are deemed not independent, Mr. Lewis and Mr. Gifford.

•

Our key Committees are composed of Independent Directors. The Asset Quality, Audit, Compensation and Benefits, and Corporate Governance Committees are each composed solely of independent directors. The Executive Committee is composed of a majority of independent directors and is chaired by an independent director.

•

Non-Management and Independent Directors meet regularly. At each regularly scheduled Board meeting, the non-management directors meet in an executive session without the management directors. Non-management director executive sessions are chaired by the Lead Director. If the group of non-management directors includes any directors who are not independent as defined by the Director Independence Categorical Standards, the independent directors meet in executive session at least annually.

The Board’s current leadership structure is consistent with practice at a majority of U.S. companies. American companies have historically followed a model in which the chief executive officer also serves as chairman of the board. This model has succeeded because it makes clear that the chief executive officer and chairman is responsible for managing the corporation’s business, under the oversight and review of its board. This structure also enables the chief executive officer to act as a bridge between management and the board, helping both to act with a common purpose. According to www.spencerstuart.com, in 2007, 65% of the boards of directors at S&P 500 companies had a combined chairman and chief executive officer.

In summary, the Board opposes this proposal because it eliminates the Board’s ability to exercise its business judgment and select a chairman based on our particular needs at such time and because the Board believes we already receive substantial oversight from our independent directors.

Item 8: STOCKHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS

The Corporation has received the following stockholder proposal from Mr. Ray T. Chevedden, 5965 S. Citrus Avenue, Los Angeles, CA 90043. As of the record date for the Annual Meeting, Mr. Chevedden beneficially owned more than 100 shares of Common Stock.

8—Special Shareholder Meetings

RESOLVED: Special Shareholder Meetings. “Shareholders ask our board to amend our bylaws and any other appropriate governing documents in order that there is no restriction on the shareholder right to call a special meeting, compared to the standard allowed by applicable law on calling a special meeting.”

Stockholder’s Statement Supporting Item 8:

Special meetings allow investors to vote on important matters, such as a takeover offer, that can arise between annual meetings. If shareholders cannot call special meetings, management may become insulated and investor returns may suffer.

Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important regarding a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Fidelity and Vanguard support a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the New York City Employees Retirement System, also favor this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into account when assigning company ratings.

In 2007 our company adopted a bylaw on this topic which appears to have an important exclusion which could be manipulated to make impractical our current bylaw provision for shareholders to call a special meeting. The current bylaw is vague and could be manipulated by management to defeat the purpose of the bylaw. It has this key exclusion text starting with, “The Secretary shall not be required to call a special meeting upon stockholder request…”. I do not know why our company needed 890-words in our bylaws to address this issue. The company has not explained why it is in shareholders’ best interest to have 890-words to address shareholders calling special meetings when another company can address this issue with 54-words, for instance:

“Special Meetings.

“A special meeting of the stockholders may be called at any time by the Board of Directors, or by stockholders holding together at least twenty five percent of the outstanding shares of stock entitled to vote, except as otherwise provided by statute or by the Certificate of Incorporation or any amendment thereto.”

Compare the above 54-words to our current 160-word bylaw segment that begins with, “The Secretary shall not be required to call a special meeting upon stockholder request…”

Please encourage our board to respond positively to this proposal to cure our current deficient bylaw provision on this topic:

Special Shareholder Meetings -

Yes on 8

The Board recommends a vote “AGAINST” Item 8 for the following reasons:

The Board has considered this proposal and believes its adoption is unnecessary because the Corporation’s stockholders already have the right to call a special meeting.

The Corporation amended its Bylaws in January 2007 to allow stockholders to call a special meeting. As a result of these amendments, the Corporation’s Bylaws provide that the Secretary of the Corporation will call a special meeting upon the written request of the record holders of at least 25% of the Corporation’s outstanding common stock. Less than half of the companies in the S&P 500 give their stockholders the right to call special meetings.

The only circumstance in which a special meeting requested by 25% of the Corporation’s stockholders would not occur is if the Board determines in good faith that the specific business the stockholder seeks to address at the special meeting is scheduled to be addressed, or has recently been addressed, at another stockholder meeting. Specifically, under Section 2(b)(2) of the Bylaws, the Secretary would not be required to call a special meeting only where: (1) the Board calls an annual or special meeting to be held no later than 60 days after receipt of the stockholder’s special meeting request and the business to be addressed at the meeting includes the business specified in the request; or (2) an annual or special meeting was held no more than 12 months before receipt of the stockholder’s special meeting request and the meeting included the business specified in the stockholder’s request.

The rationale for these provisions is to prevent the unnecessary expenditure of corporate resources that would result from holding duplicative stockholder meetings to address matters that previously were, or are scheduled to be, addressed in close proximity to another meeting. Given the size of the Corporation and the number of its stockholders, convening a meeting of stockholders is a significant undertaking that requires a substantial commitment of time and resources from the Corporation. The Board believes that the Corporation’s existing special meeting bylaw represents an appropriate balance between the right of stockholders to call a special meeting and the interests of the Corporation and its stockholders in promoting the appropriate use of the Corporation’s resources.

The Board opposes this proposal because stockholders already have a meaningful right to call a special meeting.

Item 9: STOCKHOLDER PROPOSAL REGARDING EQUATOR PRINCIPLES

The Corporation has received the following stockholder proposal from Action Fund Management, LLC, 12309 Briarbush Lane, Potomac, Maryland 20854. As of the record date for the Annual Meeting, Action Fund Management beneficially owned 3,910 shares of Common Stock.

RESOLVED: “The shareholders request that the Company prepare by October 2008, at reasonable expense and omitting proprietary information, an Equator Principles Report. The report should describe and discuss how Bank of America’s implementation of the Equator Principles has led to improved environmental and social outcomes in its project finance transactions.”

Stockholder’s Statement Supporting Item 9:

Bank of America says it uses the Equator Principles—guidelines developed to manage environmental and social issues—in making project finance decisions.

Bank of America has not disclosed to shareholders whether use of the Equator Principles actually leads to improved environmental and social outcomes.

Shareholders applaud Bank of America’s desire to improve environmental and social conditions as part of its project finance transactions. However, shareholders want to see that Bank of America’s touted implementation of the Equator Principles actually produces real and significant improvements.

The Board recommends a vote “AGAINST” Item 9 for the following reasons:

The Board opposes this proposal. The Board believes that the proposal is not clearly presented and wishes to describe the Equator Principles to encourage informed voting among our stockholders.

•

The Equator Principles. We believe in and have adopted the Equator Principles. The Equator Principles provide a set of voluntary guidelines to help financial institutions address social and environmental risk in project financing (a method of funding in which the lender looks primarily to the revenues generated by a single project both as the source of repayment and as security for the exposure). By voluntarily adopting the Equator Principles we agree not to provide loans to projects where the borrower is unwilling or unable to comply with certain social and environmental policies and procedures.

•

A special report on the Equator Principles would not be beneficial to our stockholders. Only a very small portion of our business falls within applicability of the Equator Principles. As disclosed in our 2006 Sustainability Report, in 2006, we participated in only one loan transaction that fell within the Equator Principles. In 2007, we did not participate in any transactions.

Moreover, we believe the requested report would not provide meaningful information. The Equator Principles are only one of many underwriting criteria we use. We believe that reporting on the Equator Principles alone would not provide useful information and could distort their importance.

Finally, preparation of the report is not practical. The proposal requests that we address whether the adoption of the Equator Principles has “actually produced real and significant improvements” or “actually leads to improved environmental or social outcomes.” These requests call for subjective conclusions and require information outside of our normal processes which we may not be able to obtain.

In sum, the Board believes the use of the Corporation’s resources, including management’s time, to prepare a report concerning such a small aspect of our business and that would not provide meaningful information is not in the best interest of our stockholders.

Item 10: STOCKHOLDER PROPOSAL REGARDING HUMAN RIGHTS

The Corporation has received the following stockholder proposal from Harrington Investments, Inc., 1001 2nd Street, Suite 325, Napa, California 94559. As of the record date for the Annual Meeting, Harrington Investments, Inc. beneficially owned 200 shares of Common Stock.

RESOLVED: “To amend the Bylaws, by inserting the following new section to Article IV:

Section 8: Committee on Human Rights. There is established a Board Committee on Human Rights, which is created and authorized to review the implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide.

The Board of Directors is authorized in its discretion consistent with these Bylaws, the Articles of Incorporation, and applicable law to (1) select the members of the Board Committee on Human Rights, (2) provide said committee with funds for operating expenses, (3) adopt regulations or guidelines to govern said Committee’s operations, (4) empower said Committee to solicit public input and to issue periodic reports to shareholders and the public, at reasonable expense and excluding confidential information, including but not limited to an annual report on the implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide, and (5) any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Human Rights shall not incur any costs to the company except as authorized by the Board of Directors.”

Stockholder’s Statement Supporting Item 10:

The proposed Bylaw would establish a Board Committee on Human Rights which would review and make policy recommendations regarding human rights issues raised by the company’s activities and policies. We believe the proposed Board Committee on Human Rights could be an effective mechanism for addressing the human rights implications of the company’s activities and policies as they emerge anywhere in the world. In defining “human rights,” proponents suggest that the committee could use the Universal Declaration of Human Rights as nonbinding benchmark or reference documents.

The Board recommends a vote “AGAINST” Item 10 for the following reasons:

The Board has considered this proposal and believes its adoption is unnecessary and not in the best interest of the Corporation and its stockholders.

•

There is no link between the Corporation and any human rights violations. Importantly, the proposal does not allege any link between the Corporation and any human rights violations, nor are we aware of any.

•

We have well-developed policies to protect human rights worldwide. As a corporation with global reach, we have policies in place designed to promote and protect human rights. For example, we have guidelines for credit granted in developing countries, including criteria related to environmental impact, cultural and social structures and human rights. We continually monitor the impact of our operations on human rights and adjust our policies as warranted.

•

The proposal is not practical or necessary. The proposal’s request for a Board committee devoted solely to human rights and detailed parameters for that committee’s operations are not practical. With operations of our geographic scope and magnitude, it is not realistic or prudent for us to confine human rights issues to one committee. We believe that the proposal’s highly detailed means of implementation would confine our current efforts and fail to provide us with the flexibility required to address constantly evolving human rights issues in the 175 countries in which we operate. Further, the committee would add unnecessary expense, including management man-hours.

Because we believe we are currently managing human rights issues appropriately and efficiently, the Board opposes the proposal.

PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

If you would like to have a proposal considered for inclusion in the proxy statement for the 2009 Annual Meeting of Stockholders, you must submit your proposal no later than November 19, 2008.

If you wish to submit a proposal for consideration at the 2009 Annual Meeting, but which will not be included in the proxy statement for such meeting, you must submit your proposal no earlier than November 19, 2008 and no later than January 3, 2009.

Any stockholder who wishes to nominate a candidate for director at the 2009 Annual Meeting of Stockholders (and does not wish to have the nomination considered by the Corporate Governance Committee or included in the proxy statement for such meeting), must submit the nomination no earlier than November 19, 2008 and no later than January 3, 2009. The proposal must include the items listed on Page 10 of this proxy, and must state that the stockholder intends to appear in person or by proxy at the meeting to make the nomination.

You must submit proposals in writing to the attention of the Corporate Secretary at the following address: Bank of America Corporation, Attention: Corporate Secretary, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255.

Appendix A

BANK OF AMERICA CORPORATION

DIRECTOR INDEPENDENCE CATEGORICAL STANDARDS

No director of Bank of America Corporation (the Corporation) qualifies as independent unless this board of directors affirmatively determines that such director has no material relationship with the Corporation. The commentary to Section 303A.02 of the New York Stock Exchange Listed Company Manual (the NYSE Manual) provides that “a board may adopt and disclose categorical standards to assist it in making determinations of independence.” Independence determinations will be made on an annual basis at the time the board approves director nominees for inclusion in the proxy statement and, if a director is considered for appointment to the board between annual meetings, prior to such appointment. Each director shall notify the board of any change in circumstances that may put his or her independence at issue. If so notified, the board will reevaluate, as promptly as practicable thereafter, such director’s independence.

In order to assist the board in making determinations of independence, any relationship described below shall be presumed material if it existed within the preceding three years:

(a)	the director was an employee of the Corporation or an immediate family member of the director was an executive officer of the Corporation;

(b)	the director, or an executive officer of the Corporation who is an immediate family member of the director, received more than $100,000 within any 12 month period in direct compensation from the Corporation, other than director and committee fees and pension or other deferred compensation for prior service (provided that such compensation was not contingent in any way on continued service);

(c)	(i) the director or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participated in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Corporation’s audit during that time;

(d)	the director was an executive officer of a company in which an executive officer of the Corporation served on the compensation committee of the board of directors (or had an immediate family member who was an executive officer of such company);

(e)	the director was an employee or executive officer, or an immediate family member of the director was an executive officer, of another company that made payments to or received payments from the Corporation for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available; or

(f)	the director, or an immediate family member of the director who resides in the same home as the director, was employed as an executive officer of a non-profit organization, foundation or university to which the Corporation made discretionary contributions (excluding for this purpose matching funds paid by the Corporation or the Bank of America Foundation as a result of contributions by the Corporation’s directors or employees) that, in any fiscal year exceeded the greater of $1 million or 5% of the entity’s consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available.

For purposes of the above-described categorical standards, the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home; provided, that any such persons who no longer have any such relationship as a result of legal separation or divorce, or death or incapacitation, shall not be considered immediate family members.

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Further, the foregoing categorical standards shall be deemed to be automatically updated to reflect any changes made to the NYSE listing standards and interpreted in the same manner as such rules.

The board specifically believes that a relationship between the Corporation and an entity where a director is solely a non-management director is not material. In addition, any other relationship not described in (a) through (f) above will be presumed not to be material to the director’s independence unless: (i) the relationship was not entered into on terms substantially similar to those that would be offered to non-affiliated persons or entities in comparable circumstances; (ii) with respect to any extension of credit by the Corporation or one of its subsidiaries, such extension of credit was not made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(k) of the Securities Exchange Act of 1934; or (iii) in exercising its judgment in light of all the applicable facts and circumstances, the board determines that the relationship should be considered material.

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Bank of America

2008 Annual Meeting Admission Ticket

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2008 Annual Meeting of Stockholders

Annual Meeting Proxy Card

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1. Nominees

Nominee	For	Against	Abstain
01 - William Barnet, III	☐	☐	☐
02 - Frank P. Bramble, Sr.	☐	☐	☐
03 - John T. Collins	☐	☐	☐
04 - Gary L. Countryman	☐	☐	☐
05 - Tommy R. Franks	☐	☐	☐
06 - Charles K. Gifford	☐	☐	☐
07 - Kenneth D. Lewis	☐	☐	☐
08 - Monica C. Lozano	☐	☐	☐
09 - Walter E. Massey	☐	☐	☐
10 - Thomas J. May	☐	☐	☐
11 - Patricia E. Mitchell	☐	☐	☐
12 - Thomas M. Ryan	☐	☐	☐
13 - O. Temple Sloan, Jr.	☐	☐	☐
14 - Meredith R. Spangler	☐	☐	☐
15 - Robert L. Tillman	☐	☐	☐
16 - Jackie M. Ward	☐	☐	☐

Proposal	For	Against	Abstain
3. Stockholder Proposal - Stock Options	☐	☐	☐
4. Stockholder Proposal - Advisory Vote on Exec Comp	☐	☐	☐
5. Stockholder Proposal - Determination of CEO Comp	☐	☐	☐
6. Stockholder Proposal - Cumulative Voting	☐	☐	☐
7. Stockholder Proposal - Independent Board Chairman	☐	☐	☐
8. Stockholder Proposal - Special Shareholder Meetings	☐	☐	☐
9. Stockholder Proposal - Equator Principles	☐	☐	☐
10. Stockholder Proposal - Human Rights	☐	☐	☐

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Bank of America

2008 Annual Meeting Admission Ticket

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2008 Annual Meeting of Stockholders

Wednesday, April 23, 2008, 10:00 am (local time) Belk Theater of the North Carolina Blumenthal Performing Arts Center Charlotte, North Carolina

Upon arrival, please present this admission ticket and photo identification at the registration desk.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card 123456 C0123456789 12345

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)

A Election of Directors — The Board of Directors recommends a vote FOR the election of the following director nominees:

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1. Nominees For Against Abstain

01 - William Barnet, III

For Against Abstain For Against Abstain

02 - Frank P. Bramble, Sr. 07 - Kenneth D. Lewis 12 - Thomas M. Ryan 03 - John T. Collins 08 - Monica C. Lozano 13 - O. Temple Sloan, Jr. 04 - Gary L. Countryman 09 - Walter E. Massey 14 - Meredith R. Spangler 05 - Tommy R. Franks 10 - Thomas J. May 15 - Robert L. Tillman 06 - Charles K. Gifford 11 - Patricia E. Mitchell 16 - Jackie M. Ward

B Management Proposals — The Board of Directors recommends a vote FOR the following proposal:

For Against Abstain

2. Ratification of the independent registered public accounting firm for 2008

C Stockholder Proposals — The Board of Directors recommends a vote AGAINST the following proposals:

For Against Abstain For Against Abstain

3. Stockholder Proposal - 6. Stockholder Proposal - 9. Stockholder Proposal - Stock Options Cumulative Voting Equator Principles 4. Stockholder Proposal - 7. Stockholder Proposal - 10. Stockholder Proposal - Advisory Vote on Exec Comp Independent Board Chairman Human Rights 5. Stockholder Proposal - 8. Stockholder Proposal - Determination of CEO Comp Special Shareholder Meetings

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Bank of America

2008 Annual Meeting of Stockholders Admission Ticket

Time: Wednesday, April 23, 2008 10:00 am (local time) Place: Belk Theater of the North Carolina Blumenthal Performing Arts Center, Charlotte, North Carolina Webcast: Live on the Internet at http://investor.bankofamerica.com Instructions appear on the Internet site one week prior to the meeting. Admission: Valid admission ticket and picture identification required.

Attention Internet Users!

You can now access your stockholder information on the following secure Internet site: http://www.computershare.com/bac Step 1: Register (1st time users only)

Click on “Not a member, register now” in the blue Member Login box and follow the instructions.

Step 2: Log In (Returning users)

Enter your User ID and Password and click the Login button.

Step 3: View your account details and perform multiple transactions, such as:

View account balances • Change your address

View transaction history • View electronic shareholder communications

View payment history • Buy or sell shares

View stock quotes

If you are not an Internet user and wish to contact Bank of America, you may use one of the following methods:

Call: 1.800.642.9855

Write:

Bank of America c/o Computershare P.O. Box 43078

Providence, RI 02940-3078

Proxy/Voting Instructions

This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Stockholders to be held on April 23, 2008

You, the undersigned stockholder, appoint each of Laurie Readhead and Rahul Samant, your attorney and proxy, with full power of substitution, on your behalf and with all powers you would possess if personally present, to vote all shares of Common Stock or 7% Cumulative Redeemable Preferred Stock, Series B, of Bank of America Corporation that you would be entitled to vote at the Annual Meeting of Stockholders to be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina on Wednesday, April 23, 2008, at 10:00 a.m. (local time). The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Bank of America associates. If you are a participant in The Bank of America 401(k) Plan or The Bank of America 401(k) Plan for Legacy Fleet and MBNA and your account has investments in shares of Common Stock, you must provide voting instructions to the plan trustees (either via proxy card or by Internet or telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, your shares will not be voted. Your voting instructions will be held in strict confidence.

D Non-Voting Items

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name(s) appears hereon. Give full title if you are signing for a corporation, partnership or other entity, or as attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Proxies submitted by the Internet or telephone must be received before the Meeting on April 23, 2008. Voting control details are located on the shaded bar on the reverse side.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

Vote by Internet Vote by telephone

Log on to the Internet and go to www.investorvote.com/bac

Follow the steps outlined on the secured website.

Call toll free 1.800.652.VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.